As filed with the Securities and Exchange Commission on June 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKYTERRA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	23-2368845
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert C. Lewis

Senior Vice President, General Counsel and Secretary

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gregory A. Fernicola, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:  As promptly as practicable after this Registration Statement becomes effective and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Options to purchase shares of SkyTerra common stock, par value $0.01 per share	13,272,096 (1)	(1)	$62,573,674 (2)	$1,922 (2)
Common stock, par value $0.01 per share	13,272,096 shares (3)	N/A	N/A	N/A

(1)	Includes options to purchase (i) 9,856,605 shares of SkyTerra common stock at an exercise price of $2.29 per share, (ii) 1,210,251 shares of SkyTerra common stock at an exercise price of $10.44 per share and (iii) 2,205,240 shares of SkyTerra common stock at an exercise price of $12.41 per share.
(2)	Calculated based on the respective exercise prices of the options registered under this registration statement in accordance with rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Represents the shares of SkyTerra common stock issuable upon exercise of the SkyTerra options registered on this registration statement. This registration statement shall also cover any additional shares of SkyTerra common stock which will become issuable pursuant to the SkyTerra options by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of SkyTerra.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THIS OFFERING AND ISSUE OPTIONS TO PURCHASE SHARES OF OUR COMMON STOCK UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO WHICH THIS PROSPECTUS RELATES IS EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OPTIONS TO PURCHASE SHARES OF OUR COMMON STOCK, AND WE ARE NOT SOLICITING OFFERS TO ACQUIRE OUR OPTIONS IN ANY STATE OR OTHER JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated June 27, 2007

Offer by SkyTerra Communications, Inc.

to Issue

Options to Purchase

Shares of Common Stock

of

SkyTerra Communications, Inc.

in Exchange for

the Termination of Outstanding Options to Purchase

Limited Partnership Interests

of

Mobile Satellite Ventures LP

THIS OFFERING WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2007, UNLESS WE EXTEND THIS OFFERING.

We are offering to issue to you options to purchase shares of common stock of SkyTerra Communications, Inc., or SkyTerra, par value $0.01 per share, in exchange for your irrevocable agreement (except for those who participate on the terms offered to Canadian residents) to forego your options to purchase limited partnership interests of Mobile Satellite Ventures LP, or MSV, and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in a series of transactions, referred to herein as the “Exchange Transactions,” that resulted in us owning approximately 95% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $23.12 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on June 26, 2007 of $8.20 per share. You must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock. SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

Participants in this offering will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein. In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•

A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a number of third parties who are considered a group (in each case a “group”) for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

In addition, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events:

•	1/3 of the SkyTerra common stock underlying the SkyTerra options will be released from the lockup four months following the occurrence of such event, and

•	the remaining 2/3 will be released from the lockup in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup,” “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra options you will receive should you choose to participate in this offering, respectively. Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Holders of MSV options who are residents of Canada may choose to participate in this offering on the same terms as offered to holders of MSV options who are U.S. persons or may choose to participate in this offering on the terms offered to residents of Canada. For more information regarding the terms of this offering for Canadian residents, see “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?” The terms of this offering are different for Canadian residents choosing to participate in this offering due to the Canadian tax consequences to them. For more information regarding the tax consequences to Canadian residents, see “Questions and Answers about this Offering—If I am a Canadian Resident, Will I be Taxed at the Time of the Exchange?” and “This Offering—Material Canadian Federal Income Tax Consequences.”

See “ Risk Factors” beginning on page 10 for a discussion of issues that you should consider in determining whether to participate in this offering.

Our common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “SKYT.” On June 26, 2007, the closing bid price of our common stock as reported on the OTC Bulletin Board was $8.20 per share. Unless otherwise provided herein, all references to $ or dollar amounts are to United States currency.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OPTIONS TO PURCHASE SKYTERRA COMMON STOCK TO BE ISSUED IN THIS OFFERING OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING	i
SUMMARY	1
Introduction	1
Information About SkyTerra and MSV	2
This Offering	3
Summary Selected Historical Financial Data	8
SkyTerra Dividend Policy	9
RISK FACTORS	10
BACKGROUND AND REASONS FOR THIS OFFERING	14
FACTORS FOR CONSIDERATION BY HOLDERS OF MSV OPTIONS	16
THIS OFFERING	18
Exchange of Options to Purchase SkyTerra Common Stock	18
Timing of this Offering	18
Extension, Termination and Amendment	18
Delivery of SkyTerra Options	19
Lockup	19
No Fractional Shares of SkyTerra Common Stock	20
Procedure for Participating in this Offering	20
Effect of Participating in this Offering	21
Material U.S. Federal Income Tax Consequences	22
Material Canadian Federal Income Tax Consequences	23
Conditions of this Offering	24
U.S. Approvals	25
Non-U.S. Approvals	25
DESCRIPTION OF SKYTERRA OPTIONS	26
INTERESTS OF CERTAIN PERSONS IN THIS OFFERING	28
COMPARISON OF RIGHTS OF HOLDERS OF MSV OPTIONS AND HOLDERS OF SKYTERRA OPTIONS AND CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING SKYTERRA COMMON STOCK AND MSV LIMITED PARTNERSHIP INTERESTS	29
MANAGEMENT OF SKYTERRA	39
LEGAL MATTERS	39
EXPERTS	39
WHERE YOU CAN FIND MORE INFORMATION	39
ANNEXES:
ANNEX A—INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SKYTERRA	A-1
ANNEX B—INTERESTS OF THE DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF MSV IN THIS TRANSACTION	B-1

As permitted under the rules of the Securities and Exchange Commission, or SEC, this Prospectus incorporates important business and financial information about SkyTerra and MSV that is contained in documents filed with the SEC but that is not included in or delivered with this Prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 39.

You also may request copies of these documents from us, without charge, upon written or oral request to Robert C. Lewis, SkyTerra Communications, Inc., 10802 Parkridge Boulevard, Reston, VA 20191, collect at (703) 390-1899. To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration date of this offering. Unless this offering is extended, the latest you should request copies of these documents is                     , 2007.

Unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “SkyTerra” and similar references refer to SkyTerra Communications, Inc. and its directly or indirectly owned subsidiaries, including MSV and its subsidiaries. In addition, and unless otherwise stated or the context otherwise requires, references in this Form 10-K to “our satellites,” “our spectrum,” “our authorizations,” “our network” and similar references refer to the satellites, spectrum, authorizations and networks of MSV and Mobile Satellite Ventures (Canada) Inc., or MSV Canada. “SkyTerra options” refers to the options to purchase shares of common stock of the Company offered hereby, “MSV options” refers to options to purchase limited partnership interests of MSV under the MSV Plan and “MSV Plan” refers to the Mobile Satellite Ventures LP 2001 Unit Incentive Plan, as amended.

In “Questions and Answers About this Offering” below and in the “Summary” beginning on page 1, we highlight selected information from this Prospectus but we have not included all of the information that may be important to you. To better understand this offering and for a more complete description of its legal terms, you should read carefully this entire Prospectus, including the Annexes, as well as the documents we have incorporated by reference into this Prospectus. See “Where You Can Find More Information” beginning on page 39.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Q.	Why Are We Making This Offering?

A.	We currently own approximately 95% of the outstanding limited partnership interests of MSV or approximately 88% on a fully diluted basis. We are making this offering for the purpose of further simplifying the ownership structure of MSV and to provide holders of MSV options with the opportunity to obtain the right to acquire SkyTerra common stock.

Q.	What Am I Being Asked to Decide?

A.	If you are a U.S. resident person who holds MSV options you are being asked to elect whether to participate in this offering to exchange your MSV options for SkyTerra options generally on the terms outlined herein or to continue to hold your MSV options.

If you are a Canadian resident person who holds MSV options you are being asked to elect to participate in this offering to exchange your MSV options for SkyTerra options on the same terms set forth for U.S. residents or to elect to participate in this offering to exchange your MSV options on the special terms only offered to residents of Canada. See “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?”

Both U.S. and Canadian residents are required to make their election within the period of time during which this offering remains open, including any extension.

Q.	What Will I Receive In Exchange For Terminating Each Outstanding Option To Purchase One Limited Partnership Interest In MSV That I Currently Hold?

A.	If you elect to participate, upon completion of this offering, you will receive SkyTerra options in exchange for your irrevocable agreement to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock.

The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions, that resulted in us owning approximately 95% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $23.12 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on June 26, 2007 of $8.20 per share. If you elect to participate in this offering, for each MSV option you own with an exercise price of

•	$6.45, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $2.29 per share.

•	$29.45, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $10.44 per share.

•	$35.00, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $12.41 per share.

Therefore, the aggregate exercise price for the options you hold will not change, whether or not you elect to participate in this offering.

Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

i

The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options. In other words, all options you hold that are vested, will be exchanged for options similarly vested, and continued vesting of any unvested options you hold will vest with respect to the SkyTerra options you receive on the terms of the schedule of your original MSV option grant. However, any of the SkyTerra shares you receive upon exercise of SkyTerra options will be subject to a lockup as described in this Prospectus.

Q.	What is the Nature of the Lockup That My SkyTerra Shares Will Be Subject to If I Exercise the SkyTerra Options I Receive in this Offering?

A.	Participants in this offering will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein.

Release of the Lockup:

In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate

(1)	on the 90th day following the consummation of any of the following events:

•	a cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group of third parties, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

(2)(i)	commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

(ii) upon the occurrence of either of such events,

•	1/3 of the SkyTerra common stock underlying the SkyTerra options will be released from the lockup four months following the occurrence of such event, and

•	the remaining 2/3 will be released from the lockup in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

Q.	What Happens to my SkyTerra Options or MSV Options on Termination of Employment?

A.	The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup,” “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra options you will receive should you choose to participate in this offering, respectively. If you choose not to participate in this offering and retain your MSV options, their treatment upon termination of employment will remain unchanged.

Q.	Does SkyTerra Recommend That I Participate In This Offering?

A.	SkyTerra, our board of directors and management, MSV and its board of directors and management are not making and have not made any recommendation as to whether holders of MSV options should participate in this offering. Each holder of MSV options must make its own decision with respect to such matters. Each holder of MSV options is encouraged to read this Prospectus carefully and consult its own advisors before making any decision with respect to this offering.

Q.	Are the Terms of the Exchange Offer Identical for All Employees, Including Senior Management?

A.	Yes, the terms are identical for all employees at all levels, with the exception of the additional terms offered to residents of Canada because of the differences in Canadian tax law from U.S. tax law. See “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?” Other than the terms offered to residents of Canada, all of the terms, rights and agreements are identical for all employees including officers of the Company.”

Q.	How Will the Terms of this Offering be Different if I am a Canadian Resident Employee?

A.	Due to the tax consequences to Canadian residents, holders of MSV options who are residents of Canada may choose to participate in this offering on the same terms as offered to holders of MSV options who are U.S. persons or may choose to participate in this offering on the terms offered to residents of Canada.

The terms of this offering will be identical for Canadian and U.S. residents, with the exception of the date of the exchange, continued ability to exercise MSV options prior to the exchange and certain covenants not to sue, as further described below. If you are a Canadian resident and choose to participate in this offering, you must make such election within the period of time during which this offering remains open, including any extension. Regardless of whether you elect to participate in this offering on the terms offered to U.S. persons or the terms offered to residents of Canada, at the time of such election, you will covenant not to make any claim of liability against us, MSV and our respective affiliates and you will agree to release us, MSV and our respective affiliates, retroactively, of any claims of liability you may have, in each case with respect to such MSV options, subject to the exceptions described below.

If you elect to participate in this offering on the terms offered to U.S. persons, you will make the exchange upon completion of this offering (at the same time as U.S. residents).

If you are a Canadian resident and choose to participate in this offering on the terms offered only to residents of Canada:

1.	Subject to 4 below, you will make the exchange on the tenth business day after the lockup is released to the extent you are still employed by MSV at such time or you have previously terminated your employment for “good reason” or your employment was terminated “without cause” (as defined in the SkyTerra Communications, Inc. 2006 Equity Incentive Plan (the “SkyTerra Plan”)).

2.

Except for any options you have that qualify for the extended one-year-post liquidity exercise benefit (See “Questions and Answers About the Offering—If I have exchanged MSV Options for SkyTerra Options—What if I Voluntarily Terminate My Employment?”) and subject to 4 below, you will make the exchange on the tenth business day following your voluntary termination of your employment or service with MSV and the SkyTerra options you will then hold will expire on the 90th day following such termination. The lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule.

3.	Prior to the release of the lockup, or termination of your employment, you will remain entitled to exercise your MSV options in accordance with their terms; however, you will agree, at the time of election to participate in this offering, that if you exercise your MSV options at any time prior to the release of the lockup, you will be deemed to have withdrawn from participating in this offering and any MSV limited partnership interests acquired as a result of such exercise may not be transferred to any person other than SkyTerra and its subsidiaries.

4.	At the time of release from the lockup (or termination of employment), you may choose to retain your MSV options and allow them to expire in accordance with their terms rather than exchange such MSV options for SkyTerra options; however, you will agree, at the time of election to participate in this offering, that if you forego exchanging your MSV options for SkyTerra options at the time of the release of the lockup (or termination of employment), you will not exercise your MSV options at all.

5.	You will agree at the time of election to participate in this offering to amendments to the terms of your MSV options allowing for post-termination of employment extensions similar to the extensions provided to U.S. participants for the SkyTerra options they receive in this offering. For more information regarding such extensions, see below “—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” You will further agree that such extensions will be forfeited by you if you withdraw your participation from this offering, either in order to exercise your MSV options before the release of the lockup or to allow your MSV options to expire rather than exchange such MSV options for SkyTerra options at the time of the release of the lockup.

You will have the same rights and obligations as all other participants in this offering with respect to the SkyTerra options you receive. All SkyTerra options issued in this offering will expire on the same terms, regardless of the residence of their holder.

Except as otherwise set out herein, the exchange of MSV options held by Canadian residents who choose to participate in this offering will be subject to the same terms (including the same ratio of exchange of SkyTerra options to MSV options and the same exercise price) applicable to U.S. residents who choose to participate in this offering.

Q.	Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?

A.

Subject to certain exceptions described herein, in the event that you terminate employment or service with us prior to any scheduled lockup release date, then the SkyTerra options (or MSV options if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) you hold will expire on the 90th day following such termination and the lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule. If we terminate your employment or service with us and our subsidiaries, including MSV, “without cause” or you terminate your employment or service for “good reason,” the SkyTerra options you receive in this offering (or the MSV options you retain if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) will expire one year following the expiration or termination of the lockup period applicable to the shares of SkyTerra common stock underlying such options. If you voluntarily terminate your employment or service with us other than for “good reason” on or after May 1, 2008, then 1/3 of the SkyTerra options issued to you in this offering will expire one year following the expiration or termination of the lockup period applicable to such options for each subsequent year you are employed by MSV following May 1, 2007 and the remaining SkyTerra options issued to you in this offering will expire on the 90th day following such termination of employment or service. During your lifetime, our board of directors may, in its sole discretion, pursuant to the provisions set forth herein, permit the transfer, assignment, pledge or other encumbrance of an outstanding SkyTerra option issued (or MSV option retained) in this offering.

As used above, “good reason” has the meaning assigned to it in the SkyTerra Plan and also includes:

•	a ten or more percent reduction in your annual base salary as in effect immediately prior to the date of this prospectus;

•	demotion of the title you held prior to the date of this prospectus;

•	the relocation of your principal place of employment to a location more than fifty (50) miles from your principal place of employment immediately prior to the date of this prospectus;

•

the requirement of SkyTerra or MSV that your duties be based anywhere other than such principal place of employment (or permitted relocation thereof), excluding business travel to an extent substantially consistent with your business travel obligations prior to the date of this prospectus);

•	your termination of your service due to death or disability; or

•	your retirement at or after age 62, after employment or service with MSV and/or with its predecessor companies for a period of in excess of ten years at retirement.

Q.	If I have Exchanged My MSV Options for SkyTerra Options, What Happens if I Am Involuntarily Terminated From Employment?

A.	If you are involuntarily terminated “without cause” (as described below), you retain your options following the termination and will be entitled to exercise your options at any time for up to one year after the release from all sale restrictions. For example, if you were involuntarily terminated “without cause” on January 1, 2008, and none of the accelerated liquidity events occurred, such that the sale restrictions remain in place until May 1, 2010, you would have until May 1, 2011 to exercise your options. If, in the above example, an accelerated liquidity event occurs on January 1, 2009, you will have only until January 1, 2010 to exercise your options. For an involuntary termination without cause, your post-termination exercise period is extended to allow you up to one year following the release from all sale restrictions in which to exercise your SkyTerra options and sell the underlying shares.

Q.	If I Have Exchanged My MSV Options for SkyTerra Options, What Happens If I Voluntarily Terminate My Employment?

A.	If you voluntarily terminate your employment other than for “good reason” your new options will continue to provide to you the same right you have today to exercise your options within 90 days following your termination. In the event your termination is for retirement at or after age 62, after employment or service with MSV and/or with its predecessor companies for a period of in excess of ten years at retirement, your post-termination exercise period will be extended to allow you up to one year following the expiration or termination of the lockup period in which to exercise your options (i.e. the same treatment as in the case of involuntary termination). In addition, for each year you continue to work at MSV following May 1, 2007 before your voluntary termination, 1/3 of your options will be entitled to the extended one-year post-liquidity exercise benefit. For example, if you voluntarily leave MSV on May 20, 2008 (not by reason of death or disability) you will be entitled to continue to exercise 1/3 of your options until one year after the liquidity event occurs but the remaining 2/3 of your options will expire 90 days following your termination of employment. If you terminate for “good reason,” the more beneficial rules applicable to involuntary termination will apply to your right to exercise.

Q.	If I Decide Not To Participate In This Offering, How Will This Affect My MSV Options?

A.	Except as described herein with respect to Canadian residents, you may not retain any MSV options if you participate in this offering and the offering is completed as described herein and you will not be entitled to revoke your participation in this offering once you have provided a properly completed and duly executed U.S. or Canadian Exchange Form as described herein, as applicable. If we do not complete this offering, you will retain your MSV options with their current terms. If you choose not to participate in this offering, you will continue to hold your MSV options on the same terms as you held them prior to this offering.

Q.	How Long Will It Take To Complete This Offering?

A.	We hope to complete this offering promptly after its expiration at 5:00 p.m., New York City time, on , 2007, which is after the completion of the 20 business day offering period. However, we may extend this offering if the conditions to this offering have not been satisfied as of this offering’s scheduled expiration or if we are required to extend this offering pursuant to the tender offer rules of the SEC.

v

Q.	What Are The Most Significant Conditions To This Offering?

A.	The following conditions, among others, must be met:

•	MSV having agreed to terminate your MSV options upon your election to participate in, and the completion of, this offering;

•	MSV having agreed to amend the MSV options held by Canadian residents to have post-termination terms comparable to those in the SkyTerra options to be issued to U.S. persons;

•	MSV having issued to SkyTerra an option to purchase an additional limited partnership interest of MSV for each MSV option terminated;

•	receipt of permission to conduct the exchange in Virginia and Maryland; and

•	receipt by SkyTerra of an opinion from our financial advisor that the exchange is value for value.

These conditions and other conditions to this offering are discussed in this Prospectus under “This Offering—Conditions of this Offering” beginning on page 24.

Q.	Will I Be Taxed On Receipt Of SkyTerra Options Pursuant To This Offering?

A.	We believe that the receipt by United States individual citizens or residents of SkyTerra options should not be taxable, and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to you. For a more detailed discussion see “Material U.S. Federal Income Tax Consequences” beginning on page 22.

Q.	If I am a Canadian Resident Employee, Will I be Taxed at the Time of the Exchange?

A.	We believe that the exchange by a Canadian resident of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. If you elect to participate in this offering on the terms offered to U.S. persons, this taxable event will occur when you make the exchange upon completion of this offering regardless of whether you exercise your option or are able to sell the underlying stock. If you elect to participate in this offering on the terms offered to residents of Canada, this taxable event will occur when you make the exchange on the tenth business day after the lockup is released or your termination of employment (if such termination is not for “good reason” or “without cause”), as the case may be. For a more detailed discussion see “Material Canadian Federal Income Tax Consequences” beginning on page 23.

Q.	If I Choose to Exchange my MSV Options for SkyTerra Options, Why Will the Underlying SkyTerra Shares be Subject to a Lockup of up to Three Years?

A.	There are several factors that the SkyTerra board considered in determining the liquidity structure of the offer. Among other things, the SkyTerra board considered that there is currently no public market for MSV LP units, and transfer of those units is subject to restrictions outlined in the MSV partnership agreement. Accordingly, the offer provides MSV options holders with a clearer path to liquidity through SkyTerra. At the same time, if all the outstanding MSV options were converted into SkyTerra options, a significant number of the SkyTerra shares would be represented. As the trading market for SkyTerra common stock currently is limited and the common stock not very liquid, there was concern that without a lockup, employee stock sales could have a significant detrimental impact on SkyTerra’s trading market, price and stability, adversely impacting SkyTerra’s ability to raise funds in the equity market. The liquidity release provisions—including the funding, strategic transaction and stock price releases—were designed to capture changes affecting SkyTerra which could positively impact the liquidity of the common stock. Moreover, because many of the outstanding MSV options are currently significantly “in the money,” and accordingly the corresponding SkyTerra options will be in the money, there could be significant trading volume and sales of SkyTerra stock which the market might not support in the absence of achieving those events.

The SkyTerra board also considered that SkyTerra’s success depends on MSV’s ability to retain its key employees to develop its next generation networks. The liquidity schedule was developed to balance the need to both incentivize employees to remain at MSV to develop the next generation system and to reward the employees with liquidity as MSV and SkyTerra achieve certain important milestones and as the SkyTerra stock value increases. Some of the complexities of the exchange terms—relating to involuntary versus voluntary termination—were aimed to balance the goals of retaining, motivating and rewarding employees.

Finally, the SkyTerra board considered that circumstances may change that may warrant liquidity at other points in time, and has also reserved the right to shorten or eliminate the lockup, in its sole discretion, as circumstances may dictate, although there is no assurance it will do so.

Q.	Can I Discuss My Own Decision on Whether to Participate in the Exchange With Other Employees, Including Company Executives?

A.	You are free to discuss your personal decision with other employees, if you wish to do so. Each employee (including those who are officers of MSV) who hold MSV options will be making decisions for themselves personally. A decision by an employee or officer of MSV as to their personal election as to their own options does not constitute any endorsement (one way or other) by such individual on behalf of MSV or SkyTerra. U.S. securities laws require that the terms of this offering and the offering made to you be as described in the offering documents and the materials provided to you. U.S. securities laws provide that the offering can only be made by this statutory prospectus, and strictly limit what management can do to provide additional information to you, and prohibit management from providing to you any advice or guidance on your election to exchange. Consistent with these legal restrictions, SkyTerra and MSV will designate a limited number of employees (in legal and/or human resources), in Ottawa and Reston, who will assist in the administration of the exchange offer, including the submission of the forms, and to ensure compliance with all applicable securities laws. Your respective managers and other executives in the company will defer all inquiries to these designated administrators of the exchange offer. You should also consider consulting with independent counsel and/or a tax adviser in connection with your decision to participate in the exchange offer.

Q.	Who Will Be Provided Information on My Decision to Exchange?

A.	The decision to exchange will need to be implemented by MSV and SkyTerra to issue new stock options, effect appropriate tax reporting, operate appropriately the ongoing stock option plans, and to ensure appropriate reporting under applicable securities laws, among other ongoing administrative and legal requirements. In addition, the participation and exchange by certain employees will be subject to securities law reporting and disclosure. As a result, the information with respect to exchanges will be reviewed, tabulated and, if and as required, disclosed to facilitate the implementation of the exchange and as legally required by applicable securities and tax laws (both US and Canadian).

SUMMARY

Introduction

We currently own approximately 95% of the outstanding limited partnership interests of MSV or approximately 88% on a fully diluted basis. We are making this offering for the purpose of simplifying the ownership structure of MSV and to provide the holders of MSV options with the opportunity to obtain the right to acquire SkyTerra common stock.

We are offering to issue to you SkyTerra options in exchange for your irrevocable agreement (except for those who participate on the terms offered to Canadian residents) to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions that resulted in us owning approximately 95% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $23.12 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on June 26, 2007 of $8.20 per share. You must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock. SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

Participants in this offering will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein. In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

In addition, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•	1/3 of the SkyTerra common stock underlying the SkyTerra options would be released from the lockup four months following the occurrence of such event, and

•	the remaining 2/3 will be released from the lockup in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup,” “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra options you will receive should you choose to participate in this offering, respectively. Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Over the course of the past twelve months, we have consummated the Exchange Transactions, in which we acquired additional interests in MSV from its other limited partners in exchange for shares of our non-voting and/or voting common stock, resulting in us currently owning, through MSV Investors, LLC, or MSV Investors, approximately 95% of the outstanding limited partnership interests of MSV, or approximately 88% on a fully diluted basis, and 100% of the outstanding common stock of Mobile Satellite Ventures GP, or MSV GP, MSV’s general partner:

•

On September 25, 2006, we acquired an additional 14.2 million limited partnership interests of MSV and 2,072.78 shares of the common stock of MSV GP, from Motient Corporation, or Motient, and other limited partners of MSV, resulting in our owning approximately 52% of the outstanding limited partnership interests of MSV on a fully diluted basis and approximately 78% of the outstanding common stock of MSV GP.

•

On January 5, 2007, we also acquired from BCE Inc., or BCE, all the equity interests in TMI Delaware Limited Partnership, or TMI Delaware, the wholly-owned subsidiary of BCE through which it owned its interest in MSV, resulting in our owning approximately 72% of the outstanding limited partnership interests of MSV on a fully diluted basis and 100% of the outstanding common stock of MSV GP. Substantially concurrently with the transaction with BCE, we issued approximately 175,000 shares of our common stock to Winchester Development LLC, a Delaware limited liability company beneficially owned by a former director of MSV. Such shares were issued in exchange for approximately $400,000 in cash and approximately 50,000 limited partnership interests of MSV, obtained by the individual upon the exercise of outstanding MSV options and subsequently transferred to Winchester Development LLC. This transaction, together with the transaction with BCE, resulted in our owning approximately 73% of the outstanding limited partnership interests of MSV on a fully diluted basis and 100% of the outstanding common stock of MSV GP.

•

On February 12, 2007, Motient exercised its option to acquire 14,407,343 shares of our non-voting common stock in exchange for delivery to us of an additional 5,108,986.88 limited partnership interests in MSV, increasing our stake in the outstanding limited partnership interests of MSV to approximately 95% or approximately 88% on a fully diluted basis.

Information About SkyTerra and MSV

SKYTERRA COMMUNICATIONS, INC.

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

MOBILE SATELLITE VENTURES LP

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

We are a Delaware corporation and operate our business through MSV, a Delaware limited partnership with a ten year operating history of providing mobile digital voice and data communications services via satellite in North America. We have two satellites in service, with approximately 200,000 units generating approximately $35 million in annual revenue and a customer base served through both direct and indirect sales channels consisting of federal, state and local government agencies, fleet management providers, maritime, and bulk capacity customers. We are licensed by the United States and Canadian governments to operate in the L-band spectrum. We currently have coordinated approximately 30 MHz of spectrum throughout the United States and Canada.

In addition to our existing mobile satellite services business, we have contracted with Boeing Satellite Services Inc. for the design and construction of our next generation satellites, MSV-1 and MSV-2, the first of which is expected to be launched in 2009. The development of our next generation satellites is a part of our plans for the development of an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. We plan to support our next generation network with our intellectual property, which is predominantly held by our wholly-owned subsidiary, ATC Technologies LLC.

We have access to a Canadian L-band license held by MSV Canada, a corporation in which MSV holds combined direct and indirect ownership interests of 46.7%, through a capacity lease and other contractual rights. Our United States L-band spectrum license and satellite authorization, as well as the FCC licenses related to use in the United States of the Canadian licensed frequencies held by MSV Canada are held by a wholly-owned subsidiary, Mobile Satellite Ventures Subsidiary LLC. We also wholly-own three subsidiaries organized for the purpose of pursuing future international and domestic business opportunities, which have no material current activity.

In addition, we own approximately 12% of the stock of TerreStar Networks Inc., or TerreStar, or approximately 10.2% on a fully diluted basis, which is also pursuing plans to develop, build and operate a next generation satellite system complemented by an ancillary terrestrial component, or ATC, in the S-band, in addition to approximately 13.1% of the stock of its affiliate TerreStar Networks Global Ltd., or approximately 11.3% on a fully diluted basis, which is pursuing international opportunities for TerreStar.

This Offering

Exchange of Options to Purchase SkyTerra Common Stock

We are offering to issue to you SkyTerra options in exchange for your irrevocable agreement (except for those who participate on the terms offered to Canadian residents) to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82.

The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions that resulted in us owning approximately 95% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $23.12 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on June 26, 2007 of $8.20 per share. You must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock.

Timing of this Offering

This offering is scheduled to expire at 5:00 p.m., New York City time, on                     , 2007, unless we extend the period of this offering. However, we may extend this offering if the conditions to this offering have not been satisfied as of this offering’s scheduled expiration or if we are required to extend this offering pursuant to the tender offer rules of the SEC. All references to the expiration of this offering shall mean such time and date as extended.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which this offering remains open, and we can do so by giving written notice of extension to the chief executive officer, chief financial officer or general counsel of MSV. If we decide to extend this offering, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend this offering.

We reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of the termination of MSV options pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any termination of MSV options, upon the failure of any of the conditions of this offering to be satisfied or, where permissible, waived, or otherwise to amend this offering in any respect (except as described below), by giving written notice of delay, termination or amendment to the chief executive officer, chief financial officer or general counsel of MSV.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14e-1(d) and 14e-2(b) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with this offering be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

We expressly reserve the right to modify, on one or more occasions, the terms and conditions of this offering. If we make a material change in the terms of this offering or the information concerning this offering, or if we waive a material condition of this offering, we will extend this offering to the extent required under the Exchange Act.

Delivery of SkyTerra Options

For all holders of MSV options who elect to proceed on the terms offered to U.S. residents, we will accept for exchange the termination of your outstanding MSV options promptly after the expiration of this offering and will issue and deliver SkyTerra options as soon as practicable afterwards. If you are a Canadian holder of MSV options and elect to participate on the terms offered solely to Canadian residents, provided you have not exercised your MSV options, the SkyTerra options will be issued and delivered within ten business days following the earlier of: (i) any release of the lockup to the extent you are still employed by MSV at such time, (ii) any release of the lockup if you have previously terminated your employment for “good reason” or your employment has been terminated “without cause” or (iii) termination of your employment or service with MSV other than for “good reason” or “without cause.” In addition, Canadian residents who initially choose to participate in this offering and later withdraw, must notify us by submitting to us the form attached as an exhibit to the Canadian Exchange Form. In all cases, the exchange pursuant to this offering will be made only if we timely receive the appropriate, properly completed and duly executed Exchange Form as described below under “This Offering—Procedure for Participating in this Offering.”

Lockup

Participants in this offering will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein. In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party, or a group or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

In addition, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•	1/3 of the SkyTerra common stock underlying the SkyTerra options would be released from the lockup four months following the occurrence of such event, and

•	the remaining 2/3 will be released from the lockup on a pro rata basis at the end of each of the eight successive three month periods following the expiration of the initial four month period.

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra Options you will receive should you choose to participate in this offering, respectively.

No Fractional Shares of SkyTerra Common Stock

Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Material U.S. Federal Income Tax Consequences

We believe that the receipt by you of SkyTerra options should not be taxable, and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to you.

Material Canadian Federal Income Tax Consequences

We believe that the exchange by a Canadian resident of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. If you elect to participate in this offering on the terms offered to U.S. persons, this taxable event will occur when you make the exchange upon completion of this offering. If you elect to participate in this offering on the terms offered to residents of Canada, this taxable event will occur when you make the exchange on the tenth business day after the lockup is released or your termination of employment (if such termination is not for “good reason” or “without cause”), as the case may be. For a more detailed discussion see “Material Canadian Federal Income Tax Consequences” beginning on page 23.

Regulatory Approvals

We are not aware of any license or regulatory permit material to the business of MSV and its subsidiaries, on a consolidated basis, that may be materially adversely affected by this offering, or any filing or approval that would be required to complete this offering. We intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act and filings by applicable state securities laws. We will apply for permission to conduct the exchange in Virginia and Maryland. Consummation of this offering is conditioned upon receiving permission to conduct the exchange in Virginia and Maryland. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to this offering.

Comparison of Rights of Holders of MSV Options and Holders of SkyTerra Options

If you participate in this offering, upon exercise of your SkyTerra options, you will become a stockholder of SkyTerra, and your rights as a stockholder will be governed by SkyTerra’s restated certificate of incorporation and its amended and restated by-laws. There are differences between the certificate of incorporation and by-laws of SkyTerra and the limited partnership agreement of MSV. For a more detailed discussion see “Comparison of Rights of Holders of MSV Options and Holders of SkyTerra Options and Certain U.S. Federal Income Tax Consequences of Owning SkyTerra Common Stock and MSV Limited Partnership Interests.”

Description of SkyTerra Options

The SkyTerra options you will receive if you Participate in this offering will have an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

Subject to certain exceptions described herein, in the event that you terminate employment or service with us prior to any scheduled lockup release date, then the SkyTerra options (or MSV options if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) you hold will expire on the 90th day following such termination and the lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule. If we terminate your employment or service with us and our subsidiaries, including MSV, “without cause” or you terminate your employment or service for “good reason,” the SkyTerra options you receive in this offering (or MSV options you retain if you are a Canadian resident and elect to participate on the terms offered to Canadian residents) will expire in one year following the expiration or termination of the lockup period applicable to the shares of SkyTerra common stock underlying such options. If you voluntarily terminate your employment or service with us other than for “good reason” on or after May 1, 2008, then 1/3 of the SkyTerra options issued to you in this offering will expire one year following the expiration or termination of the lockup period applicable to such SkyTerra options for each subsequent year you are employed by MSV following May 1, 2007. During your lifetime, our board of directors may, in its sole discretion, pursuant to the provisions set forth herein, permit the transfer, assignment, pledge or other encumbrance of an outstanding SkyTerra option issued (or MSV option retained) in this offering.

Amendment to the Terms of Canadian Participants’ MSV Options

The terms of MSV options held by Canadian residents choosing to participate in this offering will be amended to allow for post-termination of employment extensions similar to the extensions provided to U.S. participants for the SkyTerra options they receive in this offering. For more information regarding such extensions, see “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” Such extensions will be forfeited by any Canadian resident that withdraws their participation from this offering, either in order to exercise the MSV options held by such resident before the release of the lockup or to allow the MSV options held by such resident to expire rather than exchange such MSV options for SkyTerra options at the time of the release of the lockup.

MSV Options Held by Directors, Executive Officers and Affiliates of MSV

We currently own, through MSV Investors, LLC, or MSV Investors, approximately 95% of the outstanding limited partnership interests of MSV or approximately 88% on a fully diluted basis. The directors and executive officers of MSV, in the aggregate, own MSV options to purchase 2,360,000 limited partnership interests of MSV, representing approximately 6.1% of the limited partnership interests of MSV on a fully diluted basis and may participate in this offering. For more details, see “Interests of the Directors, Executive Officers and Affiliates of MSV In This Transaction” on Annex B of this Prospectus.

Summary Selected Historical Financial Data

The following summary selected financial data should be read in conjunction with our consolidated financial statements and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included on our Form 10-K for the year ended December 31, 2006. The selected consolidated statements of operations data for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of December 31, 2002, 2003, 2004, 2005 and 2006 are derived from our consolidated financial statements.

On May 6, 2006, as part of the Exchange Transactions, we entered into agreements with certain other partners in MSV and the former minority stakeholders in MSV Investors that, upon initial closing on September 25, 2006, resulted in our majority ownership, control and consolidation of MSV and MSV GP by us, as well as our owning all of the equity interests in MSV Investors. The form of the Exchange Transactions was such that SkyTerra was the legal acquirer of MSV. However, for financial reporting purposes, the Exchange Transactions were accounted for as a reverse acquisition under the purchase method of accounting, with MSV treated as the accounting acquirer of SkyTerra. Accordingly, the historical financial statements of SkyTerra prior to September 25, 2006 are the historical financial statements of MSV. The consolidated financial statements of MSV have been retroactively restated to reflect the recapitalization of MSV with the 39,596,432 shares of our common stock issued to MSV equityholders in the initial closing of the Exchange Transactions.

	Year ended December 31,					Three Months ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands, except per share data)					(unaudited)
Consolidated statements of operations data:
Total revenues	$24,854	$27,124	$29,597	$29,974	$34,854	$8,256	$8,102
Total operating expense	43,984	44,128	56,352	69,127	77,113	20,501	23,562
Loss from continuing operations	(19,130)	(17,004)	(31,516)	(32,126)	(57,100)	(12,245)	(15,460)
Net loss	(26,167)	(23,672)	(33,455)	(40,955)	(57,100)	(10,701)	(19,817)
Net loss from continuing operations per share	$(0.72)	$(1.30)	$(1.00)	$(0.81)	$(1.24)	$(0.27)	$(0.21)
Consolidated balance sheet data:
Total assets	$144,295	$130,819	$246,223	$216,784	$767,047	$646,587	$5,142
Long-term deferred revenue, net of current portion	16,634	20,866	20,690	23,243	20,971	22,750	14,236
Note payable to Telesat Canada, net of current portion	—	916	696	470	223	411	158
Notes payable to investors	84,500	82,925	—	—	—	—	—
Senior secured discount notes, net	—	— `	—	—	483,410	436,504	501,297
Stockholders’ equity (deficit)	$23,266	$(984)	$212,964	$181,260	$(119,943)	$175,588	$614,614

SkyTerra Dividend Policy

The holders of shares of SkyTerra common stock receive dividends if and when declared by our board of directors out of legally available funds. Under Delaware law, a dividend on capital stock may be paid only from surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. We did not pay a cash dividend on our common stock in the years ended December 31, 2006 and 2005, and it is unlikely that we will pay any cash dividends on our common stock in the foreseeable future. The payment of cash dividends on our common stock will depend on, among other things, our earnings, capital requirements and financial condition, and general business conditions. No assurance can be given that we will pay cash dividends on our common stock in the future or that stock dividends will be paid in the future.

RISK FACTORS

You should carefully consider the risk factors related to our common stock included in this Prospectus or incorporated by reference herein. The risks and uncertainties described herein or therein are not the only ones we and our principal business face. Additional risks and uncertainties not presently known to us may also impair our operations and business. If we do not successfully address any of the risks described herein or therein, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline. We can provide no assurance that we will successfully address these risks.

Risks Related to this Offering

The number of SkyTerra options that you will receive in this offering will be based upon a fixed formula. The value of the SkyTerra options at the time you receive them could be less than at the time of this Prospectus.

In this offering, each terminated MSV option will be exchanged for 2.82 options to purchase shares of SkyTerra common stock, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82. While it is a condition to closing of this transaction that we receive an opinion from our financial advisor that the exchange is value for value, this is a fixed formula. We will not adjust the formula as a result of any change in the market price of SkyTerra common stock between the date of this Prospectus and the date you receive SkyTerra options in exchange for terminating your outstanding MSV options. The market price of the SkyTerra common stock will likely be different on the date you receive SkyTerra options than it is today because of changes in the business, operations or prospects of SkyTerra, market reactions to this offering, general market and economic conditions and other factors. You are urged to obtain current market quotations for SkyTerra common stock.

At the time you exercise your SkyTerra options for SkyTerra common stock or sell such SkyTerra common stock, the value of your SkyTerra common stock could be less than at the time you terminate your MSV options pursuant to this offering.

If you elect to participate in this offering, the SkyTerra options you receive will not be transferable. In addition, participants in this offering will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein. We can give no assurance that the value of SkyTerra common stock at the time you exercise your SkyTerra options or are able to sell the shares of SkyTerra common stock issuable upon such exercise will not be less than the value of the SkyTerra common stock at the time of this offering. SkyTerra, our board of directors, MSV and its board of directors are not making and have not made any recommendation as to whether holders of MSV options should participate in this offering. Each holder of MSV options must make its own decision with respect to such matters. Each holder of MSV options is encouraged to read this Prospectus carefully before making any decision with respect to this offering.

You may be subject to adverse tax consequences if you choose to participate in this offering.

We believe that U.S. individual citizens or residents should not be taxed on the SkyTerra options received by them pursuant to this offering until such options are exercised and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to U.S. citizens or residents. The determination of whether such options are taxable prior to their exercise should generally depend upon the satisfaction of the following three requirements: (i) the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such U.S. citizens’ or residents’ SkyTerra options (as determined immediately after their receipt of such SkyTerra options) and the aggregate exercise price of such SkyTerra options is not more than the “spread” between the aggregate fair market value of the limited partnership interests of MSV subject to such persons’ MSV options (as determined immediately prior to their receipt of such SkyTerra options) and the aggregate exercise price of such MSV options, (ii) the SkyTerra options such U.S. citizens or residents receive do not give such persons any additional benefits that such persons did not have under the MSV options and (iii) no unreasonable delay exists between the consummation of the transactions giving rise to this offering and the exchange of MSV options for SkyTerra options pursuant to this offering. A condition to the closing of this offering is the delivery to us of an opinion from our financial advisor that such U.S. citizens’ or residents’ receipt of SkyTerra options pursuant to this offering meets requirement (i) outlined above. Additionally, we intend to take the position that requirement (ii) is satisfied because the SkyTerra options offered in this offering will have terms consistent with such U.S. citizens’ or residents’ MSV options (including but not limited to, the same vesting and expiration schedules) and will not give such persons any additional benefit under applicable tax rules. Although there is no clear standard by which the question of reasonable delay may be determined, we intend to take the position that requirement (iii) is satisfied because we believe that this offering is occurring as soon as reasonably possible following completion of the final transaction in connection with the Exchange Transactions that resulted in us owning approximately 95% of the outstanding limited partnership interests of MSV.

Although we intend to take the position that U.S. citizens or residents should not be taxed on the SkyTerra options received by them until such options are exercised, there is no authority that directly addresses the tax treatment of the SkyTerra options received by such persons pursuant to this offering. In light of the absence of direct authority, we can give no assurance that the Internal Revenue Service will concur that the SkyTerra options received by such persons in this offering are not taxable to such persons until they are exercised. It is possible that the Internal Revenue Service might successfully assert that such persons are subject to tax on the SkyTerra options received by them pursuant to this offering at the time they vest, in which case such persons would generally be required to recognize compensation income in an amount equal to the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such persons’ SkyTerra options and the aggregate exercise price of such SkyTerra options on the later of the date that such persons receive such SkyTerra options or the vesting date of such SkyTerra options, and we would be required to withhold applicable income and employment taxes. In addition, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such persons would be subject to an additional tax equal to 20% of such spread and, in each subsequent year following that year, such persons would recognize additional taxable income (which would also be subject to ordinary income tax and an additional 20% tax) equal to the amount of any additional increase in the aggregate fair market value of the underlying SkyTerra common stock above the amount previously taxed. U.S. citizens’ or residents’ tax basis in the shares acquired pursuant to the exercise of the SkyTerra options received in this offering would equal the sum of the exercise price paid in connection with such exercise and the amount of compensation income recognized in connection with such SkyTerra option. We urge you to consult your tax advisor with respect to the particular tax consequences of this offering to you.

We believe that the exchange by a Canadian resident of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. The Canadian resident will be considered to realize a gain equal to the value, at the time of the exchange, of the SkyTerra options received. The tax on this gain is payable regardless of whether such SkyTerra options subsequently expire without being exercised or are exercised at a time when the SkyTerra shares have decreased in value. If the individual holds the MSV options as capital property, the gain will constitute a capital gain, only one-half of which will be subject to tax. It is possible, however, that the Canada Revenue Agency might successfully assert that the individual does not hold the MSV options as capital property, in which case the full amount of the gain would be subject to tax.

The price of SkyTerra common stock may be affected by the business of TerreStar.

Upon exercise of SkyTerra options, as a stockholder of SkyTerra, your interest in the performance and prospects of MSV will be indirect and approximately in proportion to your share ownership in SkyTerra. We also currently own approximately 12% of the outstanding stock of TerreStar, the performance of which could influence SkyTerra’s stock price. If, following this offering, TerreStar is not successful in executing its business plan and/or the value of TerreStar common stock decreases, the price of SkyTerra common stock may decrease or increase more slowly than the performance of MSV, taken by itself, would otherwise indicate. You therefore may not realize the same financial benefits of any future appreciation in the value of MSV that you may realize if the offer were not completed and you were to remain a holder of MSV options.

Risks Relating to Our Common Stock Generally

Fluctuations in our operating results could adversely affect the trading price of our common stock.

Our operating results may fluctuate as a result of a variety of factors, many of which are outside of our control, including:

•	risks and uncertainties affecting our current and proposed business and the mobile satellite services industry;

•	increased competition in the mobile satellite services industry; and

•	general economic conditions.

As a result of these possible fluctuations, period-to-period comparisons of our financial results may not be reliable indicators of future performance.

The price of our common stock has been volatile.

The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in the technology sector. Future market movements may materially and adversely affect the market price of our common stock, particularly in light of the limited liquidity of our common stock.

Our common stock is quoted on the OTC Bulletin Board, which limits the liquidity and could negatively affect the value of our common stock.

Since January 30, 2003, following our delisting from the Nasdaq National Market, price quotations have been available on the OTC Bulletin Board. Delisting from the Nasdaq National Market resulted in a reduction in the liquidity of our common stock. This lack of an active trading market for our common stock may also make it more difficult for us to raise additional capital, if necessary, through equity financings. In addition, any employee stock sales resulting from the release of the lockup on the SkyTerra common stock could have a significant detrimental impact on SkyTerra’s trading market, price and stability.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

The issuance of preferred stock or additional common stock may adversely affect our stockholders.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our common stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our board may issue additional shares of common stock without any further vote or action by our common stockholders, which would have the effect of diluting common stockholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions, investments and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover provisions could make a third-party acquisition of our company difficult.

We are a Delaware corporation. The Delaware General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of our company. In addition, the holders of any preferred stock we may issue many certain rights which could prevent or impair the ability of a third party to acquire control of the company.

Shares eligible for future sale could cause our stock price to decline.

The market price of our common stock could decline as a result of future sales of substantial amounts of our common stock, or the perception that such sales could occur. In connection with the closing of the Exchange Transactions in September 2006 and January 2007, we issued in excess of 76.7 million shares of our common stock which are covered by effective registration statements. The sale of such shares could have an adverse impact of our stock price. Furthermore, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF IV/RRRR LLC and AP/RM Acquisition LLC (collectively, the “Apollo Stockholders”) have the right to require us to register the shares of common stock that they hold as well as the shares of common stock underlying the Series 1-A and 2-A warrants to facilitate their sale of shares in the public market. The future sale of substantial amounts of our common stock pursuant to any such registration statements could have an adverse impact on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, is creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from assisting MSV in revenue-generating activities to compliance activities, which could harm our business prospects.

The Apollo Stockholders beneficially own a large percentage of our voting stock.

As of March 31, 2007, the Apollo Stockholders owned an aggregate of 10,224,532 shares of our voting common stock, 6,173,597 shares of our non-voting common stock and all of our outstanding Series 1-A and Series 2-A warrants. Assuming all Series 1-A warrants and Series 2-A warrants are exercised, as of March 31, 2007 and June 26, 2007, the Apollo Stockholders would beneficially own approximately 18.4% and 18.4% of our outstanding common stock, respectively, and 34.0% and 34.0% of our outstanding voting power on a fully diluted basis, respectively.

BACKGROUND AND REASONS FOR THIS OFFERING

The following discussion presents background information concerning this offering and describes our reasons for undertaking the proposed transaction at the present time. Please see “Factors for Consideration by Holders of MSV Options” beginning on page 16 for further information relating to the proposed transaction.

We currently own 33,657,958 of the outstanding limited partnership interests of MSV, representing approximately 95% or approximately 88% on a fully diluted basis of the outstanding limited partnership interests of MSV. We are making this offering for the purpose of simplifying the ownership of MSV and to provide holders of MSV options with the ability to acquire private interests in MSV with the opportunity to obtain the right to acquire SkyTerra common stock that is publicly tradable subject to the restrictions described in this document.

Ownership Structure of MSV

We are conducting this offering to further simplify the ownership structure of MSV and to offer a possible path to liquidity for MSV employees. Over the course of the past twelve months, we have consummated the Exchange Transactions, in which we acquired additional interests in MSV from its other limited partners in exchange for shares of our non-voting and/or voting common stock, resulting in us currently owning, through MSV Investors, approximately 95% of the outstanding limited partnership interests of MSV, or approximately 88% on a fully diluted basis, and 100% of the outstanding common stock of MSV GP:

•

On September 25, 2006, we acquired an additional 14.2 million limited partnership interests of MSV and 2,072.78 shares of the common stock of MSV GP from Motient and other limited partners of MSV, resulting in our owning approximately 52% of the outstanding limited partnership interests of MSV on a fully diluted basis and approximately 78% of the outstanding common stock of MSV GP.

•

On January 5, 2007, we also acquired from BCE all the equity interests in TMI Delaware, the wholly-owned subsidiary of BCE through which it owned its interest in MSV, resulting in our owning approximately 72% of the outstanding limited partnership interests of MSV on a fully diluted basis and 100% of the outstanding common stock of MSV GP. Substantially concurrently with the transaction with BCE, we issued 176,250 shares of our common stock to Winchester Development LLC, a Delaware limited liability company beneficially owned by a former director of MSV. Such shares were issued in exchange for approximately $400,000 in cash and approximately 50,000 limited partnership interests of MSV. This transaction, together with the transaction with BCE, resulted in our owning approximately 73% of the outstanding limited partnership interests of MSV on a fully diluted basis and 100% of the outstanding common stock of MSV GP.

•

On February 12, 2007, Motient exercised its option to acquire 14,407,343 shares of our non-voting common stock in exchange for delivery to us of an additional 5,108,986.88 limited partnership interests in MSV, increasing our stake in the outstanding limited partnership interests of MSV to approximately 95% or approximately 88% on a fully diluted basis.

The Exchange Transactions

MSV Exchange Transactions

On May 6, 2006, we entered into definitive agreements with certain other partners in MSV and the minority stakeholders in MSV Investors that, upon closing, resulted in our owning the majority of MSV and controlling MSV GP, as well as our owning all of the equity interests in MSV Investors. At the initial closing, which occurred on September 25, 2006, we issued an aggregate of 39,596,432 shares of our voting and non-voting common stock to a wholly-owned subsidiary of Motient, other partners in MSV and the minority stakeholders in MSV Investors in exchange for approximately 14.2 million limited partnership interests of MSV, all of the common stock of MSV GP and all of the equity interests in MSV Investors held by these parties, resulting in us owning approximately 52% of the outstanding limited partnership interests of MSV on a fully diluted basis and approximately 78% of the outstanding common stock of MSV GP immediately thereafter. Pursuant to the terms of these transactions, Motient has agreed to use commercially reasonable efforts to take all steps necessary to distribute 25,478,273 shares of our common stock that it received to its common stockholders as soon as practicable following the initial closing. As of the date of this Prospectus, this distribution has not yet occurred. Prior to such distribution by Motient, these shares will be non-voting. On September 1, 2006, we agreed to allow Motient to distribute to BCE a portion of the shares of our non-voting common stock that it received in the initial closing in the event that BCE exchanges its shares of TerreStar common stock for shares of Motient common stock. To the extent that at the time of the distribution Motient and BCE have executed an agreement to exchange such shares of TerreStar for shares of Motient common stock, but such exchange has not been consummated, Motient will withhold from the distribution to Motient’s common stockholders the number of shares of our non-voting stock sufficient to fulfill its agreement with BCE. Any shares of our common stock received by BCE pursuant to such arrangement will remain non-voting.

Motient also has the right to exchange, until September 25, 2011, its remaining 6.7 million limited partnership interests of MSV for 18,855,144 shares of our non-voting common stock, which will be exchangeable for a like number of shares of our voting common stock upon the transfer in a sale by Motient in the open market pursuant to an effective registration statement or an exemption from registration or following such transfer, to a person who will not beneficially own 10% or more of our voting common stock. On February 12, 2007, Motient exercised this option in part to acquire 14,407,343 shares of our non-voting common stock, in exchange for delivery to us of an additional 5,108,986.88 limited partnership interests in MSV. As a result of Motient’s exercise of its option on February 12, 2007, we increased our ownership of the outstanding limited partnership interests of MSV to approximately 95% or approximately 88% on a fully diluted basis. If Motient has not exchanged its remaining MSV interests prior to September 25, 2011, we have the right to require such interests to be exchanged for shares of our non-voting common stock at an exchange ratio reflecting the fair market value of such interests and our common stock on May 6, 2021.

BCE Exchange Transaction

On January 5, 2007, we completed the acquisition from BCE of all the equity interests in TMI Delaware, the wholly-owned subsidiary of BCE through which it owned its interests in MSV and MSV GP, in exchange for 22,533,745 shares of our non-voting common stock, which are exchangeable for a like number of shares of our voting common stock upon the transfer in a sale by BCE in the open market pursuant to an effective registration statement or an exemption from registration or following such transfer, to a person who will not beneficially own 10% or more of our voting common stock. These shares of our non-voting common stock are also exchangeable for a like number of shares of our voting common stock upon the transfer in a sale by BCE in the open market pursuant to an effective registration statement or an exemption from registration or following such transfer, to a person who will not beneficially own 10% or more of our voting common stock.

Substantially concurrently with the BCE exchange transaction, we issued 176,250 shares of our common stock to Winchester Development LLC, a Delaware limited liability company beneficially owned by a former director of MSV. Such shares were issued in exchange for approximately $400,000 in cash and approximately 50,000 limited partnership interests of MSV. This transaction, together with the BCE exchange transaction, resulted in our owning approximately 73% of the outstanding limited partnership interests of MSV on a fully diluted basis and 100% of the outstanding common stock of MSV GP. Subsequently, as a result of Motient’s exercise of its option on February 12, 2007, we increased our ownership of the outstanding limited partnership interests of MSV to approximately 95% or approximately 88% on a fully diluted basis.

FACTORS FOR CONSIDERATION BY HOLDERS OF MSV OPTIONS

In deciding whether or not to terminate your outstanding MSV options, you should consider the factors set forth under “Risk Factors” beginning on page 10 and the other factors set forth in this Prospectus. You should also consider the following matters:

•

The SkyTerra options issued in this offering will not be transferable, subject to the exceptions described under “Description of SkyTerra Options—Terms and Conditions of SkyTerra Options—Transferability.” Participants in this offering will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein. In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

In addition, this lockup will automatically expire over time commencing four months after the earlier of:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•	1/3 of the SkyTerra common stock underlying the SkyTerra options will be released from the lockup four months following the occurrence of such event, and

•	the remaining 2/3 will be released from the lockup in equal portions at the end of each of the eight successive three month periods following the initial 1/3 release.

The SkyTerra options are subject to expiration prior to their scheduled expiration dates under certain circumstances relating to the termination of employment. See “This Offering—Lockup,” “Questions and Answers about this Offering—Will My SkyTerra Options (or MSV Options for Canadian Residents) Expire if I Leave MSV?” and “Description of SkyTerra Options—Term” for complete descriptions of the terms of the lockup and the SkyTerra options you will receive should you choose to participate in this offering, respectively. Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

•

Upon exercise of SkyTerra options, as a stockholder of SkyTerra, your interest in the performance and prospects of MSV will be only indirect and in proportion to your share ownership in SkyTerra. We also currently own approximately 12% of the stock of TerreStar, the performance of which could influence SkyTerra’s stock price. You therefore may not realize the same financial benefits of any future appreciation in the value of MSV that you may realize if this offering were not completed and you were to remain a holder of MSV options.

•

As this offering has been made directly to holders of MSV options by means of an exchange offer, SkyTerra controls the conditions, timing and price of this offering, and has reserved the right to unilaterally modify any of the terms of this offering.

SkyTerra, our board of directors and management, MSV and its board of directors and management are not making and have not made any recommendation as to whether holders of MSV options should participate in this offering. Each holder of MSV options must make its own decision with respect to such matters. Each holder of MSV options is encouraged to read this Prospectus carefully and consult its own advisors before making any decision with respect to this offering.

THIS OFFERING

We currently own approximately 95% of the outstanding limited partnership interests of MSV, or approximately 88% on a fully diluted basis. We are making this offering for the purpose of simplifying the ownership structure of MSV and to provide holders of MSV options with the opportunity to obtain the right to acquire SkyTerra common stock.

Exchange of Options to Purchase SkyTerra Common Stock

We are offering to issue to you SkyTerra options in exchange for your irrevocable agreement to forego your MSV options and release us, MSV and our respective affiliates of any claims you may have with respect to such MSV options, at a ratio of 2.82 SkyTerra options for each MSV option terminated, with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82.

The exchange ratio is equal to the exchange ratio we paid other limited partners of MSV in the Exchange Transactions that resulted in us owning approximately 95% of the outstanding limited partnership interests of MSV, and reflects a value of approximately $23.12 per limited partnership interest of MSV, based on the closing price of SkyTerra common stock on June 26, 2007 of $8.20 per share. Except as described herein with respect to Canadian residents, you must agree in the manner set forth herein to forego all MSV options you hold in order to participate in this offering. Each SkyTerra option acquired in this offering will be exercisable for one share of SkyTerra common stock.

If you elect to participate in this offering for each MSV option you own with an exercise price of

•	$6.45, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $2.29 per share.

•	$29.45, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $10.44 per share.

•	$35.00, you will receive an option to purchase 2.82 shares of SkyTerra common stock at an exercise price of $12.41 per share.

Therefore, the aggregate exercise price for the options you hold will not change, whether or not you elect to participate in this offering.

SkyTerra options issued in this offering will not be transferable other than in the limited circumstances described in this Prospectus. The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

Except as otherwise provided in the Exchange Forms, SkyTerra will pay all stock transfer taxes with respect to the transfer of any MSV options pursuant to this offering.

Timing of this Offering

This Offering is scheduled to expire at 5:00 p.m., New York City time, on                     , 2007, unless we extend the period of this offering. All references to the expiration of this offering shall mean such time and date as extended.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which this offering remains open, and we can do so by giving written notice of extension to the chief executive officer, chief financial officer or general counsel of MSV. If we decide to extend this offering, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend this offering.

We reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of the termination of MSV options pursuant to this offering. We also reserve the right to terminate this offering and not accept for exchange any termination of MSV options, upon the failure of any of the conditions of this offering to be satisfied or, where permissible, waived, or otherwise to amend this offering in any respect (except as described below), by giving written notice of delay, termination or amendment to the chief executive officer, chief financial officer or general counsel of MSV.

We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14e-1(d) and 14e-2(b) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with this offering be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

We expressly reserve the right to modify, on one or more occasions, the terms and conditions of this offering. If we make a material change in the terms of this offering or the information concerning this offering, or if we waive a material condition of this offering, we will extend this offering to the extent required under the Exchange Act.

Delivery of SkyTerra Options

Upon the terms and subject to the conditions of this offering, including, if this offering is extended or amended, the terms and conditions of the extension or amendment, in the case of U.S. holders of MSV options, we will accept for exchange the termination of your outstanding MSV options promptly after the expiration of this offering and will issue and deliver SkyTerra options as soon as practicable afterwards. If you are a Canadian holder of MSV options and elect to participate on the terms offered solely to Canadian residents, provided you have not exercised your MSV options, the SkyTerra options will be issued and delivered within ten business days following the earlier of: (i) any release of the lockup to the extent you are still employed by MSV at such time, (ii) any release of the lockup if you have previously terminated your employment for “good reason” or your employment has been terminated “without cause” or (iii) termination of your employment or service with MSV other than for “good reason” or “without cause.” In addition, Canadian residents who initially choose to participate in this offering and later withdraw, must notify us by submitting to us the form attached as an exhibit to the Canadian Exchange Form. In all cases, the exchange pursuant to this offering will be made only if we timely receive the appropriate, properly completed and duly executed Exchange Form and Option Agreement as described below under “—Procedure for Participating in this Offering.”

Lockup

Until May 1, 2010 (the “Lockup Period”), participants in this offering will not be permitted, directly or indirectly, to

(1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock issued upon exercise of the SkyTerra options received in this offering; or

(2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock issued upon exercise of the SkyTerra options received in this offering, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, a participant in this offering may be released from this lockup provision if the participant receives express written permission that has been authorized by our board of directors, in its sole discretion. In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

In addition, this lockup will automatically expire over time commencing four months after:

•	a cash investment of not less than $300 million in newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•	1/3 of the SkyTerra common stock underlying the SkyTerra options will be released from the lockup four months following the occurrence of such event, and

•	the remaining 2/3 will be released from the lockup on a pro rata basis at the end of each of the eight successive three month periods following the expiration of the initial four month period.

For purposes of the lockup, the “market price” of SkyTerra common stock means the average closing price of SkyTerra common stock on all domestic securities exchanges on which such stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day SkyTerra common stock is not so listed, the average of the representative bid and asked prices quoted on The Nasdaq National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day SkyTerra common stock is not quoted on The Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions).

No Fractional Shares of SkyTerra Common Stock

Any holder of MSV options who would otherwise be entitled to receive SkyTerra options to purchase a fractional interest in our common stock will receive options to purchase a number of shares of our common stock equal to the fractional interest rounded up to the next whole number.

Procedure for Participating in this Offering

For you to validly receive options to purchase shares of SkyTerra common stock under our offer, you must deliver a properly completed and duly executed Exchange Form or a duly executed copy thereof, as well as a duly executed Option Agreement, to us at the address set forth in this Prospectus prior to the expiration of this offering. If you are a Canadian holder of MSV options and elect to participate in this offering on the terms offered to residents of Canada, the amendment to your MSV option agreement is required to be delivered to us on or before the consummation of this offering and the duly executed Option Agreement is required to be delivered to us on the date of exchange.

The method of delivery of the Exchange Form and the Option Agreement is at your option and risk, and the delivery will be deemed made only when actually received by us. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Effect of Participating in this Offering

Except as described herein with respect to Canadian residents, by executing an Exchange Form, you will agree and acknowledge that, upon completion of this offering, subject to the settlement procedures described herein, all of the outstanding MSV options which you hold will be terminated without any further action. If we do not complete the offering, however, you will retain your MSV options. In addition, upon completion of this offering as described herein, you will surrender all of your rights and release MSV of its obligations under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan without any further action. Also, if you are a Canadian resident and choose to participate in this offering, at the time of such election, you will covenant not to make any claim of liability against us, MSV and our respective affiliates and you will agree to release us, MSV and our respective affiliates, retroactively, from any claims of liability you may have, in each case with respect to such MSV options, subject to the exceptions described in “Questions and Answers about this Offering—How Will the Terms of this Offering be Different if I am a Canadian Resident?” Furthermore, you will agree to a lockup period during which you will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received until May 1, 2010, subject to the exceptions described herein. In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•	A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or group, or

•

the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

In addition, this lockup will automatically expire over time commencing four months after:

•	a cash investment of not less than $300 million in cash in SkyTerra or MSV by an MSV technology or strategic partner, or

•	the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•	1/3 of the SkyTerra common stock underlying the SkyTerra options will be released from the lockup four months following the occurrence of such event, and

•	the remaining 2/3 will be released from the lockup on a pro rata basis at the end of each of the eight successive three month periods following the expiration of the initial four month period.

The Option Agreement you execute will set forth the terms of the SkyTerra options you receive, which will be subject to the same vesting schedule as the MSV options terminated in exchange for such SkyTerra options.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any termination of MSV options by MSV employees, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all termination of MSV options by MSV employees that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No termination of MSV options by MSV employees will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of SkyTerra nor any other person will be under any duty to give notification of any defects or irregularities in the termination of MSV options by MSV employees or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the Exchange Form and instructions, will be final and binding.

The participation in this offering by you pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of this offering.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of this offering to holders of MSV options. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are individual citizens or residents of the United States who acquired MSV options as compensation for services performed for MSV or its subsidiaries.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the exchange offer. The following summary does not address the tax consequences of this offering under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF MSV OPTIONS SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THIS OFFERING TO SUCH HOLDER.

This Offering

We believe that U.S. individual citizens or residents should not be taxed on the SkyTerra options received by them pursuant to this offering until such options are exercised and intend to take that position in our relevant filings; however, we cannot provide certainty with respect to the ultimate outcome of a challenge, if any, to our position, and therefore the tax consequences to U.S. citizens or residents. The determination of whether such options are taxable prior to their exercise should generally depend upon the satisfaction of the following three requirements: (i) the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such U.S. citizens’ or residents’ SkyTerra options (as determined immediately after their receipt of such SkyTerra options) and the aggregate exercise price of such SkyTerra options is not more than the “spread” between the aggregate fair market value of the limited partnership interests of MSV subject to such persons’ MSV options (as determined immediately prior to their receipt of such SkyTerra options) and the aggregate exercise price of such MSV options, (ii) the SkyTerra options such U.S. citizens or residents receive do not give such persons any additional benefits that such persons did not have under the MSV options and (iii) no unreasonable delay exists between the consummation of the transactions giving rise to this offering and the exchange of MSV options for SkyTerra options pursuant to this offering. A condition to the closing of this offering is the delivery to us of an opinion from our financial advisor that such U.S. citizens’ or residents’ receipt of SkyTerra options pursuant to this offering meets requirement (i) outlined above. Additionally, we intend to take the position that requirement (ii) is satisfied because the SkyTerra options offered in this offering will have terms consistent with such U.S. citizens’ or residents’ MSV options (including but not limited to, the same vesting and expiration schedules) and will not give such persons any additional benefit under applicable tax rules. Although there is no clear standard by which the question of reasonable delay may be determined, we intend to take the position that requirement (iii) is satisfied because we believe that this offering is occurring as soon as reasonably possible following completion of the final transaction in connection with the Exchange Transactions that resulted in us owning approximately 95% of the outstanding limited partnership interests of MSV.

Although we intend to take the position that U.S. citizens or residents should not be taxed on the SkyTerra options received by them until such options are exercised, there is no authority that directly addresses the tax treatment of the SkyTerra options received by such persons pursuant to this offering. In light of the absence of direct authority, we can give no assurance that the Internal Revenue Service will concur that the SkyTerra options received by such persons in this offering are not taxable to such persons until they are exercised. It is possible that the Internal Revenue Service might successfully assert that such persons are subject to tax on the SkyTerra options received by them pursuant to this offering at the time they vest, in which case such persons would generally be required to recognize compensation income in an amount equal to the “spread” between the aggregate fair market value of the SkyTerra common stock subject to such persons’ SkyTerra options and the aggregate exercise price of such SkyTerra options on the later of the date that such persons receive such SkyTerra options or the vesting date of such SkyTerra options, and we would be required to withhold applicable income and employment taxes. In addition, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such persons would be subject to an additional tax equal to 20% of such spread and, in each subsequent year following that year, such persons would recognize additional taxable income (which would also be subject to ordinary income tax and an additional 20% tax) equal to the amount of any additional increase in the aggregate fair market value of the underlying SkyTerra common stock above the amount previously taxed.

Exercise of SkyTerra Options

If a SkyTerra option is exercised for SkyTerra common stock, the holder of such SkyTerra option should be required to include in compensation income an amount equal to the excess, if any, of the fair market value of the SkyTerra common stock on the date of exercise over the amount paid for such SkyTerra common stock received. A holder’s tax basis in our common stock received on the exercise of the SkyTerra options should equal the sum of the amount paid by the holder for our common stock and the amount of compensation income recognized by the holder in connection with such SkyTerra option. The holding period for such common stock should begin on the date the holder exercises the SkyTerra option.

The Company will be required to withhold applicable income and employment taxes upon a holder’s exercise of a SkyTerra option.

Material Canadian Federal Income Tax Consequences

The following discussion is a summary of the material Canadian federal income tax consequences of this offering to holders of MSV options. This discussion is based upon the provisions of the Income Tax Act (Canada) and the Regulations thereunder in force as of the date hereof, all specific proposals to amend the Income Tax Act (Canada) and the Regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and on the assumption that such amendments shall be enacted, and our understanding of the current published administrative and assessing practices of the Canada Revenue Agency. This discussion applies only to individuals who are considered resident in Canada for purposes of the Income Tax Act (Canada) and who are employed in Canada by SkyTerra or a corporation controlled by SkyTerra and acquired their MSV options by reason of such employment (a “Canadian Holder”).

This discussion is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and, except for proposed amendments publicly announced prior to the date hereof, does not take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial or territorial tax considerations. This discussion is not intended to be legal or tax advice to any particular holder of MSV options. ACCORDINGLY, EACH HOLDER OF MSV OPTIONS SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THIS OFFERING TO SUCH HOLDER.

This Offering

We believe that the exchange by a Canadian Holder of MSV options for SkyTerra options will constitute a taxable event in the year of the exchange. In the case of a Canadian Holder who elects to participate in this offering on the terms offered to U.S. persons, this taxable event will occur when the Canadian Holder makes the exchange upon completion of this offering. If the Canadian Holder elects to participate in this offering on the terms offered to residents of Canada, this taxable event will occur when the Canadian Holder makes the exchange on the tenth business day after the lockup has been released or the Canadian Holder’s termination of employment (if such termination is not for “good reason” or “without cause”), as the case may be. The Canadian Holder will be considered to realize a gain equal to the value, at the time of the exchange, of the SkyTerra options received . The value of the SkyTerra options received would be determined in accordance with valuation principles but would generally be equal to the excess of the aggregate fair market value of the SkyTerra common stock subject to such options over the aggregate exercise price of such options (reduced possibly by a discount to reflect the time period, if any, before lockup release). If the Canadian Holder holds the MSV options as capital property, this gain will constitute a capital gain. One-half of any capital gain realized by a Canadian Holder will be included in the Canadian Holder’s income as a taxable capital gain and subject to tax at the Canadian Holder’s applicable marginal tax rate. It is possible that the Canada Revenue Agency might successfully assert that the Canadian Holder does not hold the MSV options as capital property, in which case the full amount of the gain would be included in the income of the Canadian Holder and subject to tax at the Canadian Holder’s applicable marginal tax rate.

Exercise of SkyTerra Options

If a SkyTerra option is exercised for SkyTerra’s common stock, the Canadian Holder of such SkyTerra option will realize a taxable benefit equal to the excess, if any, of the fair market value of the SkyTerra common stock on the date of exercise over the aggregate of the amount paid for such SkyTerra common stock received and the value of the MSV options that were exchanged for the SkyTerra options. Generally, the full amount of this taxable benefit will be required to be included in income in the year of exercise. Where certain conditions are satisfied, the Canadian Holder will be entitled to a deduction of 50% of the amount of the taxable benefit included in income and, as well, if the shares are listed on a prescribed stock exchange at the time of their acquisition, the inclusion of the benefit in income may, subject to certain limits, be deferred until the year in which the SkyTerra common stock are disposed of. This beneficial treatment would not apply unless, among other things, the exercise price under the SkyTerra options was at least equal to the fair market value of the SkyTerra common stock on the date the SkyTerra options are issued minus the value of the MSV options exchanged for the SkyTerra options.

The adjusted cost base to the Canadian Holder of the common stock received on the exercise of the SkyTerra options should equal the sum of the amount paid by the Canadian Holder for the SkyTerra common stock, the amount of the taxable benefit realized by the Canadian Holder in connection with the exercise of the SkyTerra options, and the value of the MSV options exchanged for the SkyTerra options. The Company and/or the Canadian Holder’s employer will be required to withhold applicable income taxes upon a Canadian Holder’s exercise of a SkyTerra option.

Conditions of this Offering

This offering is subject to a number of conditions, which we describe below. Notwithstanding any other provision of this offering, we will not be required to accept for exchange or exchange any shares, may postpone the acceptance for exchange, and may, in our sole discretion, terminate or amend this offering as to any MSV options not then submitted for termination if any of these conditions are not satisfied or, where permissible, waived before or as of the expiration of this offering. If any of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of this offering, we may choose to extend the expiration of this offering or terminate this offering.

Additional Conditions:

•	MSV having agreed to terminate your MSV options upon your election to participate in, and the completion of, this offering;

•	MSV having agreed to amend the MSV options held by Canadian residents to have post-termination terms comparable to those in the SkyTerra options to be issued to U.S persons;

•	MSV having issued to SkyTerra an option to purchase an additional limited partnership interest of MSV for each MSV option terminated;

•	receipt of permission to conduct the exchange in Virginia and Maryland; and

•	receipt by SkyTerra of an opinion from our financial advisor that the exchange is value for value.

U.S. Approvals

We are not aware of any license or regulatory permit material to the business of MSV and its subsidiaries, on a consolidated basis, that may be materially adversely affected by this offering, or any filing or approval that would be required to complete this offering. We intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act and filings by applicable state securities laws. We will apply for permission to conduct the exchange in Virginia and Maryland. Consummation of this offering is conditioned upon receiving permission to conduct the exchange in Virginia and Maryland.

Non-U.S. Approvals

We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to this offering.

DESCRIPTION OF SKYTERRA OPTIONS

The SkyTerra options offered will have terms generally consistent with the MSV options you have under the MSV Plan, including, but not limited to, the same vesting and expiration schedule as the MSV options terminated in exchange for such SkyTerra options.

The terms and conditions of SkyTerra options issued in this offering will be determined by our board of directors and set forth in an Option Agreement, which, in addition to the Exchange Form, will be provided with this Prospectus.

Exercise Price. The SkyTerra options you receive if you participate in this offering will have an exercise price with an exercise price equal to the exercise price of the MSV options terminated divided by 2.82.

Vesting Schedule. SkyTerra options issued in this offering will be subject to the same vesting schedule as the MSV options terminated in exchange for such SkyTerra options.

Term. Subject to certain exceptions described herein, in the event that you terminate employment or service with us prior to any scheduled lockup release date, then the SkyTerra options (or MSV options if you are a Canadian resident and elect to participate on the terms offered only to Canadian residents) you hold will expire on the 90th day following such termination and the lockup on any SkyTerra common stock you hold will continue in effect in accordance with the lockup release schedule. If we terminate your employment or service with us and our subsidiaries, including MSV, “without cause” or you terminate your employment or service for “good reason,” the SkyTerra options you receive in this offering (or the MSV options you retain if you are a Canadian resident and elect to participate on the terms offered only to Canadian residents) will expire in one year following the expiration or termination of the lockup period applicable to the shares of SkyTerra common stock underlying such options. If you voluntarily terminate your employment or service with us other than for “good reason” on or after May 1, 2008, then 1/3 of the SkyTerra options issued to you in this offering will expire one year following the expiration or termination of the lockup period applicable to such options for each subsequent year you are employed by MSV following May 1, 2007. During your lifetime, our board of directors may, in its sole discretion, pursuant to the provisions set forth herein, permit the transfer, assignment, pledge or other encumbrance of an outstanding SkyTerra option issued (or MSV option retained) in this offering.

Transferability. Except for family transfers as described below, during the lifetime of a participant in this offering who receives SkyTerra options (a “Holder”), only the Holder (or, in the event of legal incapacity or incompetency, the Holder’s guardian or legal representative) may exercise a SkyTerra option. Except as provided for family transfers, no SkyTerra option shall be assignable or transferable by the Holder, other than by will, or the laws of descent and distribution.

Family Transfers. If authorized in the applicable Option Agreement or by our board of directors and subject to applicable law, a Holder may transfer, not for value, all or part of a SkyTerra option to any Family Member. For the purpose of family transfers, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Holder) in exchange for an interest in that entity. Following a family transfer, any such SkyTerra option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and SkyTerra common stock acquired pursuant to the SkyTerra option shall be subject to the same restrictions on transfer of common stock as would have applied to the Holder. Any such transferee must agree, in writing, to be bound by all provisions of the SkyTerra options and restrictions on transfer of SkyTerra common stock acquired pursuant to the SkyTerra options, including but not limited to the lockup provisions described herein. Subsequent transfers of transferred SkyTerra options are prohibited except to Family Members of the original Holder in accordance with the foregoing or by will, or the laws of descent and distribution. The events of termination of Service under a SkyTerra option shall continue to be applied with respect to the original Holder, following which the SkyTerra option shall be exercisable by the transferee only to the extent and for the periods specified in the applicable Option Agreement.

For the purposes of family transfers, a “Family Member” means a person who is a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Holder, any person sharing the Holder’s household (other than a tenant or employee), a trust in which any one or more these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the Holder) control the management of assets, and any other entity in which one or more these persons (or the Holder) own more than fifty percent of the voting interests; provided, however, that to the extent required by applicable law, the term Family Member shall be limited to a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brothers, sister, brother-in-law, sister-in-law, including adoptive relationships of the Holder or a trust or foundation for the exclusive benefit of any one or more of these persons.

Procedure to Exercise SkyTerra Options. A SkyTerra option issued in this offering is considered exercised on the date we receive a properly completed exercise request in compliance with the terms of your Option Agreement and you pay the required exercise price and withholding taxes. You will be able to exercise your SkyTerra options by completing the forms that we will supply to you.

Amendment to the Terms of Canadian Participants’ MSV Options. The terms of MSV options held by Canadian residents choosing to participate in this offering on the terms offered to Canadian residents will be amended to allow for post-termination of employment extensions similar to the extensions provided to U.S. participants for the SkyTerra options they receive in this offering. For more information regarding such extensions, see “Term” above. Such extensions will be forfeited by any Canadian resident that withdraws their participation from this offering, either in order to exercise the MSV options held by such resident before the release of the lockup or to allow the MSV options held by such resident to expire rather than exchange such MSV options for SkyTerra options at the time of the release of the lockup.

INTERESTS OF CERTAIN PERSONS IN THIS OFFERING

Members of the management of MSV and some members of the MSV board of directors, including those who are also officers of MSV hold MSV options and may participate in this offering. For more details regarding these individuals and the amount of their holdings see “Interests of the Directors, Executive Officers and Affiliates of MSV In This Transaction” on Annex B of this Prospectus.

COMPARISON OF RIGHTS OF HOLDERS OF MSV OPTIONS

AND HOLDERS OF SKYTERRA OPTIONS AND CERTAIN U.S. FEDERAL INCOME TAX

CONSEQUENCES OF OWNING SKYTERRA COMMON STOCK AND MSV LIMITED PARTNERSHIP INTERESTS

SkyTerra is incorporated in the State of Delaware and the rights of SkyTerra stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and by SkyTerra’s restated certificate of incorporation and bylaws. MSV is also organized under the laws of Delaware and the rights of holders of MSV limited partnership interests are currently governed by Delaware Revised Uniform Limited Partnership Act, or DRULPA, and MSV’s limited partnership agreement.

The following is a summary of the material differences between the rights of SkyTerra stockholders and the rights of holders of MSV limited partnership interests as well as a brief summary of certain U.S. federal income tax consequences relating to the ownership of such securities. Holders of MSV options participating in this offering will become stockholders of SkyTerra upon exercise of the SkyTerra options they receive in this offering, and will become subject to the restated certificate of incorporation and the bylaws of SkyTerra, including the rights of SkyTerra stockholders as summarized below.

While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of SkyTerra stockholders and holders of MSV limited partnership interests and it is qualified in its entirety by reference to Delaware law and the various documents of SkyTerra and MSV referenced in this summary. In addition, the summary of tax consequences is not intended to be a complete discussion of all of the tax consequences of owning SkyTerra common stock and MSV limited partnership interests, and each holder of MSV options should consult its tax advisor with respect to the particular tax consequences to such holder of owning SkyTerra common stock and MSV limited partnership interests. You should carefully read this entire Prospectus and the other documents referenced in this Prospectus for a more complete understanding of the differences between being a stockholder of SkyTerra and being a securityholder of MSV. SkyTerra has filed with the SEC certain documents referred to in this Prospectus and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page 39.

	SkyTerra	MSV
Management

Under the DGCL, the business and affairs of a Delaware corporation are managed by or under the direction of its board of directors, whose members are generally elected at each annual meeting of SkyTerra stockholders. SkyTerra’s bylaws provide for a board consisting of not less than one nor more than fifteen members.

The DGCL and SkyTerra’s bylaws provide that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum.

Under the DGCL, directors may be removed from office, with or without

MSV’s limited partnership agreement, or the MSV LP Agreement, provides that MSV’s general partner has full and exclusive authority to (1) transact any business in the name of MSV, (2) act for, or on behalf of MSV or (3) bind MSV. The general partner may be removed at any time, with or without cause, by limited partners of MSV holding at least a majority of the interests held by limited partners entitled to vote on any matter. Since SkyTerra currently owns approximately 95% of the outstanding limited partnership interests of MSV, or approximately 88% on a fully-diluted basis, and until such time as it no longer owns a majority of the limited partnership interests of MSV, the consent of SkyTerra will be required

	SkyTerra	MSV
	cause, by a majority stockholder vote. SkyTerra’s restated certificate of incorporation provides that any director may be removed with or without cause.	in order to remove the general partner of MSV. SkyTerra also owns 100% of the outstanding common stock of MSV GP, MSV’s current general partner.

SkyTerra’s restated certificate of incorporation permits the issuance of preferred stock. SkyTerra’s board of directors has the authority, in its sole discretion and without further stockholder approval, to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preference and the number of shares constituting each class or series. Issuances of classes or series of preferred stock that have the right to elect a designated director or directors could adversely affect the ability of the holders of common stock to elect a majority of the SkyTerra board of directors.

Voting Rights	Under SkyTerra’s restated certificate of incorporation, the holders of SkyTerra voting common stock are entitled to one vote for each share held on the appropriate record date for all matters submitted to a stockholder vote.	Under the MSV LP Agreement, subject to the limited exceptions described herein, limited partners of MSV do not have any voting rights. All actions by MSV are controlled by MSV’s general partner, which is currently 100% owned by SkyTerra. MSV is managed by the board of directors of MSV GP, members of which currently may be elected solely by SkyTerra, subject to any contractual obligations it may have with respect to composition of the board.

Business Combinations / Reorganizations	The DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of	Neither the DRULPA nor the MSV LP Agreement contain any special provisions that apply to combinations, takeover attempts or other transactions with persons who have acquired a significant percentage of units. Transactions with affiliates are limited, however, by the indenture governing MSV’s outstanding debt securities.

	SkyTerra	MSV
stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or if the transaction is approved by the board of directors and by the affirmative vote at a meeting of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the three-year prohibition concerning a business combination is not applicable.

A Delaware corporation can elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. SkyTerra has not made that election, but it could do so at any time by amending its bylaws.

Amendments to Organizational Documents

Under the DGCL, the certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class.

The DGCL provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s certificate of incorporation may give the board of directors the power to amend bylaws as well.

SkyTerra’s bylaws provide that the board of directors may also amend, alter or repeal the bylaws, or adopt new bylaws, by majority vote of directors without a vote of the stockholders.

Amendments to the MSV LP Agreement may be made only if approved by limited partners of MSV holding at least a majority of the interests held by limited partners entitled to vote on such amendment and, if such amendment would adversely affect the particular rights and interests of any limited partner disproportionately to the adverse effects of such action on the rights and obligations of other limited partners, such action shall also required the consent of such limited partner.

Since SkyTerra currently owns approximately 95% of the outstanding limited partnership interests of MSV, or approximately 88% on a fully-diluted basis, and for so long as SkyTerra continues to own a majority of the limited partnership interests of MSV, the MSV LP Agreement cannot be amended without the consent of SkyTerra. SkyTerra will not, however, be able to amend the MSV LP Agreement in a manner that adversely affects the particular rights and interests of any

	SkyTerra	MSV
limited partner disproportionately to the adverse effects of such action on the rights and obligations of other limited partners without the consent of such limited partner.

Dividends and Distributions

Under the DGCL, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference upon distribution of assets.

Under SkyTerra’s restated certificate of incorporation, the holders of SkyTerra voting common stock are entitled to receive, on a pro rata basis, dividends declared on the common stock by SkyTerra’s board of directors, out of legally available funds, unless any outstanding preferred stock has a preference over the common stock for these dividends.

Under the DRULPA, a limited partnership shall not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the limited partnership, exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. In such circumstances, the term “distribution” does not include amounts constituting reasonable compensation for present or past services or reasonable payments made in the ordinary course of business pursuant to a bona fide retirement plan or other benefits program.

Under the MSV LP Agreement, distributions on the limited partnership interests may be paid, to the extent permitted by the DRULPA, in the sole discretion of the general partner in accordance with each limited partners’ interest.

	SkyTerra has never paid cash dividends on its common stock.	MSV has never paid cash distributions on its limited partnership interests.

Limitations of Liability of Management

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(i) any breach of the director’s duty of loyalty to the corporation or its stockholders;

Under DRULPA, a partnership agreement may provide for the limitation or elimination of any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a general partner; provided, that a partnership agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

	SkyTerra	MSV

(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(iii) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(iv) any transaction from which the director derives an improper personal benefit.

SkyTerra’s restated certificate of incorporation provides that a director shall not be liable to SkyTerra or its stockholders for monetary damages for breach of fiduciary duty as a director, other than a breach of fiduciary duty as a director arising out of any of items (i)–(iv) above.

Under the MSV LP Agreement, no officer or director of MSV will be obligated for any debt, obligation or liability of MSV nor to MSV or any officer, director, affiliate or representative of MSV or its limited partners for any loss, damage or claim incurred by reason of any act or omission performed, or omitted to be performed, by such person in good faith on behalf of MSV in a manner reasonably believed to be within the scope of authority conferred on such person by the MSV LP Agreement, except in cases by reason of such person’s willful misconduct, fraud, gross negligence or breach of the MSV LP Agreement.

Indemnification	SkyTerra’s restated certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of SkyTerra) by reason of the fact that he is or was a director, officer, employee or agent of SkyTerra, or is or was serving at the request of SkyTerra as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of SkyTerra, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that	Under the MSV LP Agreement, neither the general partner of MSV nor any of its officers, directors, employees or agents shall be liable, responsible or accountable to MSV or any limited partner for any act or omission performed or omitted pursuant to the authority granted to it under the MSV LP Agreement or by law, or for any claim, loss, cost, damage, liability, demand or expense (including, without limitation, attorneys’ fees), resulting from the performance of their duties under the MSV LP Agreement in accordance with the requirements of MSV LP Agreement; provided, however, that any such person shall be liable, accountable and responsible for their willful misconduct. MSV is required to indemnify the general partner, its officers, directors, employees and agents and hold them harmless from any claim, loss, cost, damage, liability, demand or expense (including, without limitation, attorneys’ fees and disbursements), incurred or sustained by them by reason of any act performed by them, or any omission by them for or on behalf of MSV and in furtherance of its interest, consistent with the requirements of the MSV LP Agreement, but this indemnity

	SkyTerra	MSV

the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of SkyTerra, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Any indemnification under the provisions of SkyTerra’s restated certificate of incorporation (unless ordered by a court) will be made by SkyTerra upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

will not require the limited partners to make any capital contribution therefor; provided, however, such indemnity shall not extend to the willful misconduct of any such person.

Inspection Rights	The DGCL allows any stockholder to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts of those materials during normal business hours, provided, that the stockholder makes a written request under oath stating the purpose of such stockholder’s inspection, and the inspection is for a purpose reasonably related to the person’s interest as a stockholder.	The books of account of MSV, together with the MSV LP Agreement and MSV’s certificate of limited partnership, are open to inspection and examination by each limited partner and its duly authorized representative for any purpose reasonably related to the limited partner’s interest as a limited partner of MSV.

Dissenters’ or Appraisal Rights

The DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and instead to demand payment of the fair cash value of their shares.

Unless the DGCL corporation’s certificate of incorporation provides otherwise, dissenters do not have rights of appraisal with respect to an exchange offer or consolidation by a corporation, if the shares of the corporation are:

•        listed on a national securities exchange;

The DRULPA provides that a partnership agreement may provide contractual appraisal rights with respect to a partnership interest. Limited partners of MSV currently do not have appraisal rights.

	SkyTerra	MSV
• designated as a national market system security on an interdealer quotation system by the NASD; or

•        held by at least 2,000 stockholders of record unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are publicly listed or held by more than 2,000 stockholders, or a combination of the foregoing.

Liquidation / Dissolution

Under the DGCL, unless the certificate of incorporation provides for the vote of a larger portion of the stock, dissolution of the corporation requires:

•        the approval of the board of directors; and

•        approval by holders of a majority of the outstanding voting shares of the corporation.

SkyTerra’s restated certificate of incorporation does not provide for a vote of a larger portion of the stock.

The MSV LP Agreement provides for dissolution upon the first to occur of (a) the consent of limited partners holding at least 80% of the outstanding limited partnership interests; (b) the occurrence of the resignation, withdrawal, dissolution, bankruptcy or insolvency of MSV’s general partner or the failure of holders of a majority of the outstanding limited partnership interests to agree to continue the partnership; or (c) a decree of dissolution by the Delaware Court of Chancery in the event it determines it is not reasonably practicable to carry on the business of MSV in conformity with the MSV LP Agreement.

Since SkyTerra currently owns approximately 95% of the outstanding limited partnership interests of MSV, or approximately 88% on a fully-diluted basis, and for so long as SkyTerra continues to own a majority of the limited partnership interests of MSV, SkyTerra would be able to provide for the dissolution of MSV under clauses (a) and (b) above.

Derivative Actions

Under the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•        state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s

Under the DRULPA, a holder of limited partnership interests may institute a legal action on behalf of MSV to recover damages from a third party or from the general partner if the general partner has failed to institute the action.

	SkyTerra	MSV
shares thereafter devolved on the plaintiff by operation of law; and

•        allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•        state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Transferability

SkyTerra common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “SKYT.”

Participants in this offering will not be permitted, without the express permission of our board of directors, to transfer shares of our common stock issued upon exercise of the SkyTerra options received in this offering until May 1, 2010, subject to the exceptions described herein. In addition to any sale of shares of our common stock permitted in the sole discretion of our board of directors, this lockup will automatically terminate on the 90th day following the consummation of any of the following events:

•        A cash investment of not less than $1 billion in newly issued securities of SkyTerra or MSV by a third party or a group, or

•        the acquisition of in excess of 50% of the voting power of SkyTerra by a single beneficial owner or a group, excluding any acquisition by any person or group who beneficially owns 5% or more of the voting power of SkyTerra as of the date of this prospectus unless such person or group acquires 100% of the voting power of SkyTerra.

Transfers of limited partnership interests to third parties are generally subject to a right of first refusal whereupon the limited partners shall have the right to purchase, at the same price and upon the same terms and conditions, pro rata portions of such interests based upon such limited partner’s portion of the interests held by all limited partners other than the selling party.

Transfers of limited partnership interests are also subject to tag-along rights of the limited partners of MSV whereupon the terms and conditions of such transfer must include an offer by the third party transferee to the other limited partners, at a price calculated using the same methodology used to calculate the price of the selling party’s limited partnership interests taking into account the relative capital accounts and distribution rights of the tag along participants and on the same terms and conditions as the selling party has agreed to sell its limited partnership interests, to include in the transfer to the third party transferee a portion of limited partnership interests.

The above restrictions do not apply to certain limited rights to transfer limited partnership interests to family members who agree to become subject to the MSV LP Agreement, such holder of limited

	SkyTerra	MSV

In addition, this lockup will automatically expire over time commencing four months after:

•        a cash investment of not less than $300 million newly issued securities of SkyTerra or MSV by an MSV technology or strategic partner, or

•        the market price of SkyTerra’s common stock exceeds $18 per share for a period of 30 consecutive trading days.

Upon the occurrence of either of such events,

•        1/3 of the SkyTerra common stock underlying the SkyTerra options will be released from the lockup four months following the occurrence of such event, and

•        the remaining 2/3 will be released from the lockup on a pro rata basis at the end of each of the eight successive three month periods following the expiration of the initial four month period.

partnership interests’ security holders or a control party of such holder of limited partnership interests. Motient is also permitted under the MSV LP Agreement to transfer its remaining interests in MSV to SkyTerra.

Canadian residents who choose to participate in this offering, prior to the release of the lockup, or their termination, will remain entitled to exercise their MSV options in accordance with their terms. However, such Canadian participants who exercise their MSV options at any time prior to the release of the lockup, will be deemed to have withdrawn from participating in this offering and any MSV limited partnership interests acquired as a result of such exercise will not be transferable to any person other than SkyTerra and its subsidiaries, other than MSV and its subsidiaries.

Fiduciary Duties	The DGCL does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.	Under the DRULPA, the general partner owes fiduciary duties of good faith, loyalty and fair dealing to the holders of partnership interests in its management of MSV’s affairs. The duty of good faith requires the general partner to deal fairly and with candor with the holders of partnership interests. The duty of loyal requires that, without the limited partners’ consent, the general partner may not have any improper business or other interests that are adverse to the interests of MSV. The duty of fair dealing requires that all transactions between the general partner and MSV be fair both in the manner by which they are conducted and in the amount of the consideration received by MSV in the transaction.

Taxation of Security Interests	For U.S. federal income tax purposes, a holder of common stock in a corporation does not pay income tax on undistributed	For U.S. federal income tax purposes, a partner in a limited partnership is taxed currently on the partner’s distributive

SkyTerra	MSV
income of the corporation and any undistributed income of the corporation will not impact the holder’s tax basis in its common stock. The corporation will pay tax on its taxable income at corporate level rates.	share of the taxable income of the limited partnership, and such partner’s tax basis in its partnership interest is correspondingly adjusted.

For U.S. federal income tax purposes, distributions of cash or property from a corporation to a holder of common stock are generally taxable to the holder as a dividend to the extent of the holder’s proportionate share of the corporation’s current and accumulated earnings and profits, then as a tax-free return of the holder’s tax basis in the common stock and thereafter as capital gain.	For U.S. federal income tax purposes, distributions of cash or property to a partner in a limited partnership reduce the partner’s tax basis in its partnership interest. Distributions of cash to a partner are generally treated as a tax-free return of the partner’s tax basis in its partnership interest (which includes the partner’s proportionate share of limited partnership debt), then as capital gain. A partner’s tax basis in any property distributed by the partnership to the partner will generally be equal to the partnership’s tax basis in the property immediately prior to the distribution, and the partner’s tax basis in its partnership interest will generally be decreased by a corresponding amount.

For U.S. federal income tax purposes, net operating losses generated by the Company are not deductible to the stockholders but, subject to certain limitations, may be used by the Company to offset its taxable income.	For U.S. federal income tax purposes, subject to certain limitations, a partner in a limited partnership is generally permitted to use its distributive share of partnership losses to offset income, up to the amount of the partner’s tax basis in its partnership interest. A partner’s tax basis in its partnership interest is generally reduced (but not below zero) to the extent of the partner’s distributive share of losses.

MANAGEMENT OF SKYTERRA

Directors and Executive Officers of SkyTerra

Please refer to Annex A for a list of the Directors and Executive Officers of SkyTerra.

Information relating to our executive officers and directors, including our audit committee and audit committee financial experts is in the amendment to our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2007, and is incorporated herein by reference.

Executive Compensation

Information relating to our executive officer and director compensation is in the amendment to our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2007, and is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

Information relating to compensation committee interlocks and insider participation is in the amendment to our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2007, and is incorporated herein by reference.

Director Independence

Information relating to director independence is in the amendment to our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2007, and is incorporated herein by reference.

Certain Relationships and Related Party Transactions

Information relating to certain relationships and related transactions of the Company is in the amendment to our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2007, and is incorporated herein by reference.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as our counsel in connection with this registration statement.

EXPERTS

The consolidated financial statements of SkyTerra Communications, Inc. appearing in SkyTerra Communications Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this document is a part, on Form S-4 with the SEC relating to the issuance of SkyTerra options in exchange for termination of MSV options and rights under the Mobile

Satellite Ventures LP 2001 Unit Incentive Plan. This document does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References herein to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we may file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Robert C. Lewis

Senior Vice President,

General Counsel and Secretary

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390-1899

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus incorporates documents by reference that are not presented in or delivered with this document. To obtain these additional documents, see “Where You Can Find More Information.”

The SEC allows us to “incorporate by reference” into this Prospectus the information we filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. Information that we file later with the SEC will automatically update and supersede this information. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of this offering shall be deemed incorporated by reference into this Prospectus from the date of filing of those documents. We incorporate by reference the documents listed below, which have been filed with the SEC, into this Prospectus provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which has been incorporated by reference herein:

•	Our Annual Report on Form 10-K and amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on March 16, 2007 and April 30, 2007, respectively;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed with the SEC on May 10, 2007;

•	Our Current Reports on Form 8-K filed with SEC on December 19, 2006, January 10, 2007, February 14, 2007 and May 15, 2007;

•	Our Current Report on Form 8-K filed with SEC on October 18, 2006, which includes a description of our capital stock; and

•	Our Definitive Proxy Statement for the Annual Meeting of Stockholders held on July 25, 2006, filed with the SEC on June 23, 2006.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

MISCELLANEOUS

This offering is being made solely by this Prospectus and the related Exchange Form and Option Agreement and is being made to holders of all outstanding options of MSV. We are not aware of any license or regulatory permit material to the business of MSV and its subsidiaries, on a consolidated basis, that may be materially adversely affected by this offering, or any filing or approval that would be required to complete this offering. We intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act and filings by applicable state securities laws. We will apply for permission to conduct the exchange in Virginia and Maryland. Consummation of this offering is conditioned upon receiving permission to conduct the exchange in Virginia and Maryland. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to this offering. If we become aware of any valid state or Canadian statute prohibiting the making of this offering, we will make a good faith effort to comply with any such state or Canadian statute. If, after making a good faith effort, we cannot comply with that state statute, this offering will not be made to (nor will tenders be accepted from or on behalf of) the holders of options in that state or Canada, as applicable. In any jurisdiction where the securities, blue sky or other laws require this offering to be made by a licensed broker or dealer, this offering shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

No person has been authorized to give any information or make any representation on behalf of SkyTerra not contained in this Prospectus, or in the Exchange Form or the Option Agreement, and if given or made, such information or representation must not be relied upon as having been authorized.

ANNEX A

INFORMATION CONCERNING THE DIRECTORS

AND EXECUTIVE OFFICERS OF SKYTERRA

Executives

Alexander H. Good—Chief Executive Officer and President. Mr. Good has been the Company’s Chief Executive Officer and President since December 2006. Mr. Good has served as MSV’s Chief Executive Officer, President and Vice Chairman of our Board of Directors since April 2004. In 2002 and 2003, prior to joining MSV, Mr. Good served as the Executive Chairman of Affinity Internet and Executive Chairman of Nexverse Networks, Inc., now Veraz Networks, Inc., and also served as a director of NextLevel Communications, Inc. Mr. Good was Chairman and CEO of @Link Networks, Inc. from 1999 to 2001. @Link Networks, Inc. filed a Chapter 11 bankruptcy petition in 2001, which was subsequently withdrawn. Mr. Good was Executive Vice President of Bell Atlantic Corporation (now Verizon) from 1997 to 1999. He served as Senior Vice President of Corporate Development of Bell Atlantic Corporation from 1995 to 1997 and was Chairman and CEO of Bell Atlantic International from 1994 to 1997. Mr. Good served as Senior Vice President of Mtel Communications, Inc. and CEO of MTEL International from 1990 to 1994.

Scott MacLeod—Executive Vice President and Chief Financial Officer. Mr. MacLeod has been the Company’s Executive Vice President and Chief Financial Officer since December 2006. Mr. Macleod has served as MSV’s Executive Vice President and the Chief Financial Officer since January 2006. From May 2003 to January 2006, Mr. Macleod served as a Managing Director of Rothschild Inc. From May 1999 to January 2003, Mr. Macleod was Chief Corporate Development Officer of XO Communications, and from 1992 to 1999, worked in Merrill Lynch’s Global Communications Group, serving most recently as Managing Director of such group. XO filed a Chapter 11 bankruptcy petition in June 2002.

Robert C. Lewis—Senior Vice President, General Counsel and Secretary. Mr. Lewis has been the Company’s Vice President and General Counsel since May 1998 and Secretary of the Company since August 1998. Mr. Lewis was appointed the Company’s Senior Vice President on July 26, 2000. Since February 1, 2007, Mr. Lewis has served on a part-time basis. Prior to joining the Company, Mr. Lewis was an associate at the law firm of Fried, Frank, Harris, Shriver & Jacobson from October 1992. Mr. Lewis currently also serves as the General Counsel and Secretary of Hughes Telematics, Inc., an affiliate of Apollo Advisors, L.P. and on the board of directors of MSV GP.

Directors

Jeffrey A. Leddy—Director. Mr. Leddy has been a member of our Board of Directors of the Company since December 2006. Mr. Leddy has been employed by Hughes Telematics, Inc., an affiliate of the Apollo Stockholders, since December 2006. Mr. Leddy served as the Company’s Chief Executive Officer and President from April 2003 through December 2006, having served as its President and Chief Operating Officer since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies, most recently as a Vice President. Mr. Leddy also currently serves on the board of directors of Hughes Communications, Inc. and its subsidiary Hughes Network Systems LLC, Mobile Satellite Ventures GP Inc., Hughes Systique Corporation and Hughes Telematics, Inc.

Jeffrey M. Killeen—Director. Mr. Killeen has been a member of our Board of Directors of the Company since October 1998. Since January 1, 2002, Mr. Killeen has been Chairman and Chief Executive Officer of Globalspec, Inc., an information services company. Mr. Killeen was the Chief Executive Officer of Forbes.com from August 1999 to March 2001. Prior to that, from January 1998 to March 1999, Mr. Killeen was the Chief Operating Officer of barnesandnoble.com. Before joining barnesandnoble.com, Mr. Killeen served as President and Chief Executive Officer of Pacific Bell Interactive Media from August 1994 to January 1998.

A-1

William F. Stasior—Director. Mr. Stasior has been a member of the Board of Directors of the Company since April 2000. Mr. Stasior was the Chairman and Chief Executive Officer of Booz Allen & Hamilton Inc., a management and technology consulting firm, from 1991 to 1999. Since October 1999, Mr. Stasior has been the Senior Chairman of Booz Allen. Mr. Stasior also serves on the boards of directors of OPNET Technologies, Inc., a software company that specializes in enhancing network performance for enterprises and service providers, and Vanu, Inc., a leading developer of software-defined radio technology.

Andrew D. Africk—Director. Mr. Africk has been a member of our Board of Directors of the Company since June 1999. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds including the Apollo Stockholders, where he has worked since 1992. He serves on the boards of directors of Intelsat Holdings, Ltd., Hughes Communications, Inc. and its subsidiary Hughes Network Systems, LLC, SourceCorp, Incorporated, Mobile Satellite Ventures GP Inc., TerreStar Networks, Inc. and several private venture companies. Mr. Africk also serves on our Audit Committee and Compensation Committee.

Aaron J. Stone—Director. Mr. Stone has been a member of our Board of Directors of the Company since June 2005. Mr. Stone is a partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, where he has worked since 1997. Mr. Stone also serves on the boards of directors of AMC Entertainment Inc., Educate Inc., Intelsat Holdings, Ltd., Hughes Communications and its subsidiary Hughes Network Systems LLC and Mobile Satellite Ventures GP Inc.

Michael D. Weiner—Director. Mr. Weiner has been a member of the Board of Directors of the Company since June 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. Previously, Mr. Weiner was employed with Apollo Advisors, L.P. and Apollo Real Estate Advisors and served as general counsel of the Apollo organization from 1992 to September 2006. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner serves on the boards of directors of Hughes Communications, Inc., Educate, Inc. and Goodman Global Holdings, Inc.

A-2

ANNEX B

INTERESTS OF THE DIRECTORS,

EXECUTIVE OFFICERS AND AFFILIATES OF MSV

IN THIS TRANSACTION

The following table sets forth, as of June 6, 2007, certain information concerning beneficial shareholdings of the directors, executive officers and affiliates of MSV in MSV and SkyTerra, based on (i) 40,064,249 limited partnership interests of MSV outstanding as of June 6, 2007, (ii) 102,411,916 shares of common stock of SkyTerra outstanding as of June 6, 2007, and (iii) approximately 115.6 million shares of common stock of SkyTerra outstanding after giving effect to the issuance of SkyTerra options in connection with this offering. Assuming each individual chooses to participate in the exchange offering, the ownership percentages are calculated on an as converted basis.

Name	Number of Limited Partnership Interests of MSV Beneficially Owned(1)		Percentage of Outstanding Limited Partnership Interests of MSV	Number of SkyTerra Options to be received in this Offering	Number of shares of SkyTerra Common Stock Beneficially Owned following this Offering		Percentage of Outstanding Shares of SkyTerra Common Stock
Alexander H. Good	600,000		1.5%	1,692,000	2,092,000	(2)	2.0%
Scott Macleod	75,000		0.2%	211,500	411,500	(3)	0.4%
Peter D. Karabinis	150,000		0.4%	423,000	423,000		0.4%
Monish Kundra	145,000	(4)	0.4%	408,900	508,900	(5)	0.5%
Randy S. Segal	150,000		0.4%	423,000	423,000		0.4%
Eric A. Swank	150,000		0.4%	423,000	423,000		0.4%
Jennifer A. Manner	60,000		0.1%	169,200	169,200		0.2%
John Mattingly	—		0.0%	—	—		0.0%
Drew Caplan	—		0.0%	—	75,000	(6)	0.1%
Gary M. Parsons	500,000		1.2%	1,410,000	1,410,000		1.4%
Andrew D. Africk	62,500		0.2%	176,250	226,250	(7)	0.2%
Donald H. Gips	62,500		0.2%	176,250	176,250		0.2%
Jeffrey Leddy	37,500		0.1%	105,750	405,750	(8)	0.4%
Robert C. Lewis	—		0.0%	—	184,500	(9)	0.2%
Matthew H. Nord	—		0.0%	—	—		0.0%
Marc J. Rowan	62,500		0.2%	176,250	208,750	(10)	0.2%
L. Scott Thomson	—		0.0%	—	—		0.0%
Aaron J. Stone	—		0.0%	—	25,000	(11)	0.0%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of June 6, 2007.
(2)	This amount includes 400,000 shares of SkyTerra common stock beneficially owned prior this offering.
(3)	This amount includes 200,000 shares of SkyTerra common stock beneficially owned prior this offering.
(4)	This amount includes 5,000 shares which may be acquired within 60 days by exercising stock options.
(5)	This amount includes 100,000 shares of SkyTerra common stock beneficially owned prior this offering.
(6)	This amount represents shares of SkyTerra common stock beneficially owned prior this offering.
(7)	This amount includes 50,000 shares of SkyTerra common stock beneficially owned prior this offering.
(8)	This amount includes 300,000 shares of SkyTerra common stock beneficially owned prior this offering.
(9)	This amount includes 184,500 shares of SkyTerra common stock beneficially owned prior this offering.
(10)	This amount includes 32,500 shares of SkyTerra common stock beneficially owned prior this offering.
(11)	This amount includes 25,000 shares of SkyTerra common stock beneficially owned prior this offering.

B-1

PROSPECTUS

SkyTerra Communications, Inc.

Offer by SkyTerra Communications, Inc.

to Issue

Options to Purchase

Shares of Common Stock

of

SkyTerra Communications, Inc.

for

the Termination of Outstanding Options to Purchase

Limited Partnership Interests

of

Mobile Satellite Ventures LP

                    , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors.

The Company’s restated certificate of incorporation, referred to herein as the “certificate of incorporation,” contains a provision which provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director except for liabilities:

(i) for any breach of the director’s duty of loyalty;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) for an unlawful dividend payment or an unlawful repurchase or redemption of stock under Section 174 of the Delaware General Corporation Law; or

(iv) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Company’s certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court of chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the Company’s certificate of incorporation provides that he will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the provisions of the Company’s certificate of incorporation (unless ordered by a court) will be made by the Company upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above.

Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Company’s certificate of incorporation provides that the Company may pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company.

The Company’s certificate of incorporation provides that the indemnification and advancement of expenses will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company’s certificate of incorporation provides that the indemnification and advancement of expenses provided therein will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

The Company’s certificate of incorporation provides that the Company may purchase and maintain insurance on behalf of any person who is or was serving the Company in any capacity referred to above against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of its certificate of incorporation.

The Company’s amended and restated by-laws, referred to herein as the “by-laws,” provide that the Company will indemnify any director and any officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, quasi-administrative or investigative, other than an action by or in the right of the Company, referred to herein as a “Third Party Proceeding,” by reason of the fact that he or she was or is a director or officer, employee or agent of the Company, acting solely in such capacity, or a person serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise 50% or more of whose voting stock or equitable interest shall be owned by this Company, each referred to herein as an “Authorized Representative, against his or her expenses and liabilities (including attorneys’ fees), actually and reasonably incurred by him or her in connection with the Third Party Proceeding if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Company and, with respect to any Third Party Proceeding involving potential criminal liability, referred to herein as a “Criminal Third Party Proceeding,” had no reasonable cause to believe his or her conduct was unlawful or in violation of applicable rules. The termination of any Third Party Proceeding by judgment, order, settlement, consent filing of a criminal complaint or information, indictment, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any Criminal Third Party Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company’s by-laws provide that the Company will indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by the Company to produce a judgment in favor of its shareholders, or any threatened, pending or completed action or suit in the right of the Company by its stockholders to procure a judgment in favor of the Company, referred to herein as a “Derivative Action,” by reason of the fact that the director or officer was or is an Authorized Representative of the Company, against his or her expenses (including attorneys’ fees) actually and reasonably incurred by the director or officer in the action if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Company; except that no indemnification will be made in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the court of common pleas, or other similarly constituted state court, located in the county where the registered office of the Company is located or the court in which such Derivative Action is or was pending, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, he or she is fairly and reasonably entitled to indemnify for expenses which the court deems proper.

An Authorized Representative of the Company (other than a director or officer of the Company) may be indemnified by the Company or have his or her expenses advanced in accordance with the procedures described below. To the extent that an Authorized Representative of the Company has been successful on the merits or otherwise in defense of any Third Party Proceeding or Derivative Action or in defense of any claim, issue or matter therein, the Authorized Representative will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Indemnification under the provisions of the Company’s by-laws described above (unless ordered by a court, in which case the expenses, including attorneys’ fees of the Authorized Representative in enforcing indemnification will be added to and included in the final judgment against the Company) will be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Authorized Representative is required or proper in the circumstances because he or she has met the applicable standard of conduct set forth above or has been successful on the merits or as otherwise in defense of any Third Party Proceeding or Derivative Action and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

(b) By the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors of the Company who are not parties or have no economic or other collateral personal benefit relating to a Third Party Proceeding or Derivative Action, referred to here in as “Disinterested Directors;” or

(c) If a quorum is not obtainable or, even if obtainable, a majority vote of a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion.

The Company’s by-laws provide that expenses incurred in defending a Third Party Proceeding or Derivative Action will be paid on behalf of a director or officer, and may be paid on behalf of any Authorized Representative, by the Company in advance of the final disposition of the action as authorized in the manner provided above (except that the person(s) making the determination thereunder need not make a determination on whether the applicable standard of conduct has been met unless a judicial determination has been made with respect thereto, or the person seeking indemnification has conceded that he or she has not met such standard) upon receipt of an undertaking by or on behalf of the Authorized Representative to repay the amount to be advanced unless it shall ultimately be determined that the Authorized Representative is entitled to be indemnified by the Company as required in the Company’s by-laws or authorized by law. The financial ability of any Authorized Representative to make repayment will not be a prerequisite to making of an advance.

The Company’s by-laws provide the Company may purchase and maintain insurance on behalf of any person who is or was an Authorized Representative against any expenses and liabilities asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify him or her against such expenses and liabilities under the provisions of the Company’s by-laws.

The indemnification provided by the Company’s by-laws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, agreement, vote of Disinterested Directors, or otherwise, regardless of whether the event giving rise to indemnification occurred before or after the effectiveness thereof, both as to action taken in another capacity while holding his or her office or position, and will continue as to a person who has ceased to be an Authorized Representative of the Company and will inure to the benefit of his or her heirs and personal representatives.

Item 21.	List of Exhibits.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Company, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 18, 2006 and is hereby incorporated herein by reference.

3.2	Amended and Restated By-Laws of the Company, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on October 18, 2006 and is hereby incorporated herein by reference.

4.1	Indenture, dated as of March 30, 2006, by and among Mobile Satellite Ventures LP and MSV Finance Co., the Guarantors named therein and the Bank of New York relating to the 14% Senior Secured Discount Notes due 2013, which was filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the options being registered

10.1	The Company’s Nonqualified Stock Option Plan as amended and restated, which was filed as Exhibit C to the Company’s Definitive Proxy Statement dated November 18, 1994, for Stockholders Meeting held December 15, 1994, and is hereby incorporated herein by reference.

10.2	Amended and Restated Securities Purchase Agreement, dated as of June 4, 1999, among the Company, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and AIF/RRRR LLC, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 21, 1999, and is hereby incorporated herein by reference.

10.3	Form of Series 1-A Warrant of the Company, which was filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 21, 1999, and is hereby incorporated herein by reference.

10.4	Form of Series 2-A Warrant of the Company, which was filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on June 21, 1999, and is hereby incorporated herein by reference.

10.5	The Company’s Amended and Restated 1998 Long-Term Incentive Plan, which was filed as Exhibit 4(d) to the Company’s Form S-8 filed on November 3, 2000 and is hereby incorporated herein by reference.

10.6	Amended and Restated Investment Agreement, dated as of October 12, 2001, by and among Motient Corporation, Mobile Satellite Ventures LLC, TMI Communications and Company, Limited Partnership, MSV Investors, LLC and the other investors named therein, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated December 3, 2001 and is incorporated herein by reference.

10.7	Amended and Restated Limited Partnership Agreement, dated as of November 12, 2004, by and among MSV Investors, LLC, Mobile Satellite Ventures LP, et al. which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 18, 2004 and is hereby incorporated herein by reference.

10.8	Second Amended and Restated Parent Transfer/Drag Along Agreement by and among the Company, et al. which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 18, 2004 and is hereby incorporated herein by reference.

10.9	Voting Agreement, dated November 12, 2004, by and among MSV Investors, LLC, et al. which was filed as Exhibit 10.18 to the Company’s Form 10-K for the year ended December 31, 2004 and is hereby incorporated herein by reference.

10.10	Note Exchange and Conversion Agreement, dated as of November 12, 2004, by and among MSV Investors, LLC, Mobile Satellite Ventures LP, et al. which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 18, 2004 and is hereby incorporated herein by reference.

Exhibit Number	Description
10.11	Amendment to Employment Agreement, dated as of February 15, 2001, between the Company and Robert C. Lewis, which was filed as exhibit 10.3 to the Company’s Form 10-Q for the period ended March 31, 2001 and is hereby incorporated herein by reference.

10.12	Investment Agreement, dated as of April 2, 2002, between the Company and the Apollo Stockholders, which was filed as Exhibit 99.2 to the Company’s Current Report filed on Form 8-K, filed on April 4, 2002, and is hereby incorporated herein by reference.

10.13	Stipulation of Settlement in the matter In Re Rare Medium Group, Inc. Shareholders Litigation, Consolidated C.A. No. 18879 NC, which was filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on April 4, 2002, and is hereby incorporated herein by reference.

10.14	Amended and Restated Limited Liability Company Agreement, dated as of April 22, 2005, by and between Hughes Network Systems, Inc. and the Company, which was filed as Exhibit 99.4 to the Company’s Current Report on Form 8-K dated April 26, 2005 and is hereby incorporated herein by reference.

10.15	Stockholders Agreement, dated as of May 11, 2005, by and among TerreStar Networks, Inc., MSV Investors, LLC, et al., which was filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2005 and is hereby incorporated herein by reference.

10.16	Parent Transfer/Drag Along Agreement, dated as of May 11, 2005, by and among TerreStar Networks, Inc., the Company, et al., which was filed as Exhibit 10.2 to the Company’s Form 10-Q for the period ended March 31, 2005 and is hereby incorporated herein by reference.

10.17	Conditional Waiver and Consent Agreement, dated as of May 11, 2005, by and among the Company, Motient Corporation, et al., which was filed as Exhibit 10.3 to the Company’s Form 10-Q for the period ended March 31, 2005 and is hereby incorporated herein by reference.

10.18	Separation Agreement, dated as of December 30, 2005, by and between Hughes Communications, Inc. and the Company, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K for dated January 3, 2006 and is hereby incorporated herein by reference.

10.19	Tax Sharing Agreement, dated as of December 30, 2005, by and between Hughes Communications, Inc. and SkyTerra Communications, Inc. which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K for dated January 3, 2006 and is hereby incorporated by reference.

10.20	Amendment No. 2 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated January 5, 2007, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on January 10, 2007, and is hereby incorporated herein by reference.

10.21	Form of Stock Purchase Agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on January 10, 2007, and is hereby incorporated herein by reference.

10.22	Form of Indemnification Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 19, 2006, and is hereby incorporated herein by reference.

10.23	Restricted Stock Agreement, by and between Alexander H. Good and the Company, dated December 18, 2006, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on December 19, 2006, and is hereby incorporated herein by reference.

10.24	Restricted Stock Agreement, by and between Scott Macleod and the Company, dated December 18, 2006, which was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on December 19, 2006, and is hereby incorporated herein by reference.

10.25	Contract for Design, Development and Supply of Satellite Base Transceiver Sub-System (“S-BTS”) between Mobile Satellite Ventures LP and Hughes Network Systems, LLC, dated November 3, 2006, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 8, 2006, and is hereby incorporated herein by reference.

Exhibit Number	Description
10.26	Amendment Agreement No. 1 to MSV Canada Shareholders Agreement by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.27	Preferred Provider Agreement, dated as of October 16, 2006, by and between Hughes Network Systems, LLC and Mobile Satellite Ventures LP, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.28	Non-Interference Agreement, dated as of October 6, 2006, by and among BCE Inc., Telesat Canada, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.29	Preferred Provider Extension Agreement, dated as of October 6, 2006, by and among Telesat Canada, Mobile Satellite Ventures (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.30	Pledge Release Agreement, dated as of October 6, 2006, by and among MSV Investors LLC, TMI Communication Delaware, Limited Partnership, Mobile Satellite Ventures LP and other beneficiaries of the Pledge Agreement, dated as of November 26, 2001, as amended, which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.31	Preferred Provider Termination Agreement, dated as of October 6, 2006, by and among BCE Inc., Mobile Satellite Ventures (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.32	Exchange Agreement, dated as of October 6, 2006, by and between SkyTerra Communications, Inc. and BCE Inc., which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 11, 2006, and is hereby incorporated herein by reference.

10.33	Registration Rights Agreement, dated as of October 6, 2006, by and between SkyTerra Communications, Inc. and BCE Inc., which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 11, 2006, and is hereby incorporated herein by reference.

10.34	Registration Rights Agreement, dated as of September 25, 2006, by and between SkyTerra Communications, Inc. and Motient Corporation, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 28, 2006, and is hereby incorporated herein by reference.

10.35	Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated as of September 25, 2006, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 28, 2006, and is hereby incorporated herein by reference.

10.36	Amendment No. 4 to the Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP, Inc., dated as of September 25, 2006, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 28, 2006, and is hereby incorporated herein by reference.

Exhibit Number	Description
10.37	Preferred Redemption Agreement, dated May 6, 2006, by and among the Company, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF IV/RRRR LLC, AP/RM Acquisition LLC and ST/RRRR LLC, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.38	Exchange Agreement, dated May 6, 2006, by and among Motient Corporation, Motient Ventures Holding Inc. and the Company, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.39	Form of Exchange Agreement, dated May 6, 2006, by and among the Company, certain corporations affiliated with Columbia Capital and Spectrum Equity Investors, MVH Holdings, Inc. and Motient Corporation, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.40	Registration Rights Agreement, dated May 6, 2006, by and among the Company and each of the Blocker Corporations and each of the stockholders of the Blocker Corporations, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.41	Merger Agreement, dated May 6, 2006, by and among Bay Harbour MSV, Inc., Trophy Hunter Investments, Ltd., Bay Harbour 90-1, Ltd., Bay Harbour Master Ltd., MSV Rollup LLC and the Company, which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.42	Form of Asset Purchase Agreement, dated May 6, 2006, by and among the Company and each of the MSV Minority Investors, which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.43	Registration Rights Agreement dated, May 6, 2006, by and among Trophy Hunter Investments, Ltd., Bay Harbour 90-1, Ltd. and Bay Harbour Master Ltd. et al. and the Company, which was filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.44	Amendment No. 2 to TerreStar Networks, Inc. Stockholders’ Agreement, which was filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.45	TerreStar Networks Inc. Amended and Restated Stockholders’ Agreement, which was filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.46	Amendment No. 3 to Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP Inc., which was filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.47	Note Purchase Agreement, dated as of December 30, 2005, by and among Hughes Communications, Inc., Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

10.48	Security Agreement, dated as of January 1, 2006, by and between Hughes Communications, Inc. and Apollo Investment Fund IV, L.P., as Collateral Agent and Secured Party, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

Exhibit Number	Description
10.49	Registration Rights Agreement, dated as of January 1, 2006, by and among Hughes Communications, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF IV/RRRR LLC, AP/RM Acquisition LLC and ST/RRRR LLC, which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

10.50	Membership Interest Purchase Agreement, by and among DTV Network Systems, Inc., The DIRECTV Group, Inc., SkyTerra Holdings, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC, dated as of November 10, 2005, which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

10.51	Contract, dated January 9, 2006, between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures LP for the MSV L-Bond Space-Based Network, which was filed as Exhibit 10.51 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.52	Amendment No. 1 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures LP for the MSV L-Bond Space-Based Network, dated March 9, 2006, which was filed as Exhibit 10.52 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.53	Amendment No. 2 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures for the MSV L-Bond Space-Based Network, dated September 11, 2006, which was filed as Exhibit 10.53 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.54	Second Amended and Restated Intellectual Property Assignment and License Agreement , dated November 21, 2006 and effective October 1, 2006, between ATC Technologies LLC and TerreStar Networks Inc., which was filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.55	Letter Agreement, dated February 6, 2007, between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.56	Satellite Delivery Agreement, dated February 22, 2007, between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.57	Capacity Lease Agreement, dated November 26, 2001, between Mobile Satellite Ventures (Canada) Inc. and 3051361 Nova Scotia Unlimited Liability Company, which was filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.58	MSV Canada Shareholders Agreement, dated as of November 26, 2001 by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.58 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.59	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended and effective January 24, 2003), which was filed as Exhibit 10.59 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.60	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (effective as of December 17, 2001) (amended as of July 1, 2004) (subject to further amendment October 11, 2005), which was filed as Exhibit 10.60 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

Exhibit Number	Description
10.61	Form of Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended) Nonqualified Unit Option Agreement, which was filed as Exhibit 10.61 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.62	Employment Letter of Alexander H. Good, dated February 26, 2004, which was filed as Exhibit 10.62 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.63	Amendment Agreement to Amend Employment Letter of Alexander H. Good, dated as of April 3, 2006, between Mobile Satellite Ventures and Alexander H. Good, which was filed as Exhibit 10.63 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.64	Change of Control Agreement, dated as of February 29, 2004, between Mobile Satellite Ventures LP and Alex H. Good, which was filed as Exhibit 10.64 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.65	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated February 24, 2005, between Mobile Satellite Ventures LP and Alexander H. Good, which was filed as Exhibit 10.65 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.66	Employment Letter of Scott Macleod, dated January 9, 2006, which was filed as Exhibit 10.66 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.67	Executive Change of Control Agreement, dated as of January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.67 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.68	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.68 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.69	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended) Phantom Unit Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.69 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.70	SkyTerra Communication, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Annex III to the Company’s Definitive Proxy, filed June 23, 2006).

10.71	Restricted Stock Agreement, by and between Robert Lewis and the Company, dated January 11, 2007, which was filed as Exhibit 10.71 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

16.1	Letter of Deloitte & Touche LLP, dated May 4, 2006, which was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated May 4, 2006 and is hereby incorporated herein by reference.

21	Subsidiaries of the Company are MSV Investors Holdings, Inc., a Delaware corporation, MSV Rollup, LLC, a Delaware corporation, MSV Rollup Sub, LLC, a Delaware corporation, MSV Investors, LLC, a Delaware corporation, TMI Communications Delaware Limited Partnership, a Delaware limited partnership, and Mobile Satellite Ventures LP, a Delaware limited partnership.

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page)

99.1*	Form of Exchange Form for U.S. citizens

99.2*	Form of Exchange Form for Canadian residents

99.3*	Form of SkyTerra Option Agreement

99.4*	Form of Amended MSV Option

*	To be filed by amendment.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To deliver or cause to be delivered with the prospectus, to each person whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 20—Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on June 27, 2007.

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ ROBERT C. LEWIS
Name:	Robert C. Lewis
Title:	Senior Vice President and General Counsel

POWER OF ATTORNEY

Each of the undersigned officers and directors of SkyTerra Communications, Inc., a Delaware corporation, hereby constitutes and appoints Robert C. Lewis and Scott Macleod and each of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on the 27th day of June 2007.

Signature	Title	Date

/s/ ALEXANDER H. GOOD Alexander H. Good	Chief Executive Officer and President (Principal Executive Officer)	June 27, 2007

/s/ SCOTT MACLEOD Scott Macleod	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2007

/s/ ANDREW D. AFRICK Andrew D. Africk	Director	June 27, 2007

/s/ JEFFREY A. LEDDY Jeffrey A. Leddy	Director	June 27, 2007

/s/ JEFFREY M. KILEEN Jeffrey M. Kileen	Director	June 27, 2007

/s/ WILLIAM F. STASIOR William F. Stasior	Director	June 27, 2007

/s/ AARON J. STONE Aaron J. Stone	Director	June 27, 2007

/s/ MICHAEL D. WEINER Michael D. Weiner	Director	June 27, 2007

Exhibit Index

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Company, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 18, 2006 and is hereby incorporated herein by reference.

3.2	Amended and Restated By-Laws of the Company, which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on October 18, 2006 and is hereby incorporated herein by reference.

4.1	Indenture, dated as of March 30, 2006, by and among Mobile Satellite Ventures LP and MSV Finance Co., the Guarantors named therein and the Bank of New York relating to the 14% Senior Secured Discount Notes due 2013, which was filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the options being registered

10.1	The Company’s Nonqualified Stock Option Plan as amended and restated, which was filed as Exhibit C to the Company’s Definitive Proxy Statement dated November 18, 1994, for Stockholders Meeting held December 15, 1994, and is hereby incorporated herein by reference.

10.2	Amended and Restated Securities Purchase Agreement, dated as of June 4, 1999, among the Company, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and AIF/RRRR LLC, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 21, 1999, and is hereby incorporated herein by reference.

10.3	Form of Series 1-A Warrant of the Company, which was filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 21, 1999, and is hereby incorporated herein by reference.

10.4	Form of Series 2-A Warrant of the Company, which was filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on June 21, 1999, and is hereby incorporated herein by reference.

10.5	The Company’s Amended and Restated 1998 Long-Term Incentive Plan, which was filed as Exhibit 4(d) to the Company’s Form S-8 filed on November 3, 2000 and is hereby incorporated herein by reference.

10.6	Amended and Restated Investment Agreement, dated as of October 12, 2001, by and among Motient Corporation, Mobile Satellite Ventures LLC, TMI Communications and Company, Limited Partnership, MSV Investors, LLC and the other investors named therein, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated December 3, 2001 and is incorporated herein by reference.

10.7	Amended and Restated Limited Partnership Agreement, dated as of November 12, 2004, by and among MSV Investors, LLC, Mobile Satellite Ventures LP, et al. which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 18, 2004 and is hereby incorporated herein by reference.

10.8	Second Amended and Restated Parent Transfer/Drag Along Agreement by and among the Company, et al. which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 18, 2004 and is hereby incorporated herein by reference.

10.9	Voting Agreement, dated November 12, 2004, by and among MSV Investors, LLC, et al. which was filed as Exhibit 10.18 to the Company’s Form 10-K for the year ended December 31, 2004 and is hereby incorporated herein by reference.

10.10	Note Exchange and Conversion Agreement, dated as of November 12, 2004, by and among MSV Investors, LLC, Mobile Satellite Ventures LP, et al. which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 18, 2004 and is hereby incorporated herein by reference.

Exhibit Number	Description
10.11	Amendment to Employment Agreement, dated as of February 15, 2001, between the Company and Robert C. Lewis, which was filed as exhibit 10.3 to the Company’s Form 10-Q for the period ended March 31, 2001 and is hereby incorporated herein by reference.

10.12	Investment Agreement, dated as of April 2, 2002, between the Company and the Apollo Stockholders, which was filed as Exhibit 99.2 to the Company’s Current Report filed on Form 8-K, filed on April 4, 2002, and is hereby incorporated herein by reference.

10.13	Stipulation of Settlement in the matter In Re Rare Medium Group, Inc. Shareholders Litigation, Consolidated C.A. No. 18879 NC, which was filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on April 4, 2002, and is hereby incorporated herein by reference.

10.14	Amended and Restated Limited Liability Company Agreement, dated as of April 22, 2005, by and between Hughes Network Systems, Inc. and the Company, which was filed as Exhibit 99.4 to the Company’s Current Report on Form 8-K dated April 26, 2005 and is hereby incorporated herein by reference.

10.15	Stockholders Agreement, dated as of May 11, 2005, by and among TerreStar Networks, Inc., MSV Investors, LLC, et al., which was filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2005 and is hereby incorporated herein by reference.

10.16	Parent Transfer/Drag Along Agreement, dated as of May 11, 2005, by and among TerreStar Networks, Inc., the Company, et al., which was filed as Exhibit 10.2 to the Company’s Form 10-Q for the period ended March 31, 2005 and is hereby incorporated herein by reference.

10.17	Conditional Waiver and Consent Agreement, dated as of May 11, 2005, by and among the Company, Motient Corporation, et al., which was filed as Exhibit 10.3 to the Company’s Form 10-Q for the period ended March 31, 2005 and is hereby incorporated herein by reference.

10.18	Separation Agreement, dated as of December 30, 2005, by and between Hughes Communications, Inc. and the Company, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K for dated January 3, 2006 and is hereby incorporated herein by reference.

10.19	Tax Sharing Agreement, dated as of December 30, 2005, by and between Hughes Communications, Inc. and SkyTerra Communications, Inc. which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K for dated January 3, 2006 and is hereby incorporated by reference.

10.20	Amendment No. 2 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated January 5, 2007, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on January 10, 2007, and is hereby incorporated herein by reference.

10.21	Form of Stock Purchase Agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on January 10, 2007, and is hereby incorporated herein by reference.

10.22	Form of Indemnification Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 19, 2006, and is hereby incorporated herein by reference.

10.23	Restricted Stock Agreement, by and between Alexander H. Good and the Company, dated December 18, 2006, which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on December 19, 2006, and is hereby incorporated herein by reference.

10.24	Restricted Stock Agreement, by and between Scott Macleod and the Company, dated December 18, 2006, which was filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on December 19, 2006, and is hereby incorporated herein by reference.

10.25	Contract for Design, Development and Supply of Satellite Base Transceiver Sub-System (“S-BTS”) between Mobile Satellite Ventures LP and Hughes Network Systems, LLC, dated November 3, 2006, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 8, 2006, and is hereby incorporated herein by reference.

Exhibit Number	Description
10.26	Amendment Agreement No. 1 to MSV Canada Shareholders Agreement by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.27	Preferred Provider Agreement, dated as of October 16, 2006, by and between Hughes Network Systems, LLC and Mobile Satellite Ventures LP, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.28	Non-Interference Agreement, dated as of October 6, 2006, by and among BCE Inc., Telesat Canada, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.29	Preferred Provider Extension Agreement, dated as of October 6, 2006, by and among Telesat Canada, Mobile Satellite Ventures (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.30	Pledge Release Agreement, dated as of October 6, 2006, by and among MSV Investors LLC, TMI Communication Delaware, Limited Partnership, Mobile Satellite Ventures LP and other beneficiaries of the Pledge Agreement, dated as of November 26, 2001, as amended, which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.31	Preferred Provider Termination Agreement, dated as of October 6, 2006, by and among BCE Inc., Mobile Satellite Ventures (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on October 18, 2006, and is hereby incorporated herein by reference.

10.32	Exchange Agreement, dated as of October 6, 2006, by and between SkyTerra Communications, Inc. and BCE Inc., which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 11, 2006, and is hereby incorporated herein by reference.

10.33	Registration Rights Agreement, dated as of October 6, 2006, by and between SkyTerra Communications, Inc. and BCE Inc., which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 11, 2006, and is hereby incorporated herein by reference.

10.34	Registration Rights Agreement, dated as of September 25, 2006, by and between SkyTerra Communications, Inc. and Motient Corporation, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 28, 2006, and is hereby incorporated herein by reference.

10.35	Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated as of September 25, 2006, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 28, 2006, and is hereby incorporated herein by reference.

10.36	Amendment No. 4 to the Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP, Inc., dated as of September 25, 2006, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 28, 2006, and is hereby incorporated herein by reference.

Exhibit Number	Description
10.37	Preferred Redemption Agreement, dated May 6, 2006, by and among the Company, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF IV/RRRR LLC, AP/RM Acquisition LLC and ST/RRRR LLC, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.38	Exchange Agreement, dated May 6, 2006, by and among Motient Corporation, Motient Ventures Holding Inc. and the Company, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.39	Form of Exchange Agreement, dated May 6, 2006, by and among the Company, certain corporations affiliated with Columbia Capital and Spectrum Equity Investors, MVH Holdings, Inc. and Motient Corporation, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.40	Registration Rights Agreement, dated May 6, 2006, by and among the Company and each of the Blocker Corporations and each of the stockholders of the Blocker Corporations, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.41	Merger Agreement, dated May 6, 2006, by and among Bay Harbour MSV, Inc., Trophy Hunter Investments, Ltd., Bay Harbour 90-1, Ltd., Bay Harbour Master Ltd., MSV Rollup LLC and the Company, which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.42	Form of Asset Purchase Agreement, dated May 6, 2006, by and among the Company and each of the MSV Minority Investors, which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.43	Registration Rights Agreement dated, May 6, 2006, by and among Trophy Hunter Investments, Ltd., Bay Harbour 90-1, Ltd. and Bay Harbour Master Ltd. et al. and the Company, which was filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.44	Amendment No. 2 to TerreStar Networks, Inc. Stockholders’ Agreement, which was filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.45	TerreStar Networks Inc. Amended and Restated Stockholders’ Agreement, which was filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.46	Amendment No. 3 to Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP Inc., which was filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed on May 11, 2006, and is hereby incorporated herein by reference.

10.47	Note Purchase Agreement, dated as of December 30, 2005, by and among Hughes Communications, Inc., Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

10.48	Security Agreement, dated as of January 1, 2006, by and between Hughes Communications, Inc. and Apollo Investment Fund IV, L.P., as Collateral Agent and Secured Party, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

Exhibit Number	Description
10.49	Registration Rights Agreement, dated as of January 1, 2006, by and among Hughes Communications, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF IV/RRRR LLC, AP/RM Acquisition LLC and ST/RRRR LLC, which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

10.50	Membership Interest Purchase Agreement, by and among DTV Network Systems, Inc., The DIRECTV Group, Inc., SkyTerra Holdings, Inc., SkyTerra Communications, Inc. and Hughes Network Systems, LLC, dated as of November 10, 2005, which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on January 3, 2006 and is hereby incorporated herein by reference.

10.51	Contract, dated January 9, 2006, between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures LP for the MSV L-Bond Space-Based Network, which was filed as Exhibit 10.51 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.52	Amendment No. 1 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures LP for the MSV L-Bond Space-Based Network, dated March 9, 2006, which was filed as Exhibit 10.52 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.53	Amendment No. 2 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures for the MSV L-Bond Space-Based Network, dated September 11, 2006, which was filed as Exhibit 10.53 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.54	Second Amended and Restated Intellectual Property Assignment and License Agreement , dated November 21, 2006 and effective October 1, 2006, between ATC Technologies LLC and TerreStar Networks Inc., which was filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.55	Letter Agreement, dated February 6, 2007, between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.55 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.56	Satellite Delivery Agreement, dated February 22, 2007, between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.57	Capacity Lease Agreement, dated November 26, 2001, between Mobile Satellite Ventures (Canada) Inc. and 3051361 Nova Scotia Unlimited Liability Company, which was filed as Exhibit 10.57 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.58	MSV Canada Shareholders Agreement, dated as of November 26, 2001 by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.58 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.59	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended and effective January 24, 2003), which was filed as Exhibit 10.59 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.60	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (effective as of December 17, 2001) (amended as of July 1, 2004) (subject to further amendment October 11, 2005), which was filed as Exhibit 10.60 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

Exhibit Number	Description
10.61	Form of Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended) Nonqualified Unit Option Agreement, which was filed as Exhibit 10.61 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.62	Employment Letter of Alexander H. Good, dated February 26, 2004, which was filed as Exhibit 10.62 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.63	Amendment Agreement to Amend Employment Letter of Alexander H. Good, dated as of April 3, 2006, between Mobile Satellite Ventures and Alexander H. Good, which was filed as Exhibit 10.63 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.64	Change of Control Agreement, dated as of February 29, 2004, between Mobile Satellite Ventures LP and Alex H. Good, which was filed as Exhibit 10.64 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.65	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated February 24, 2005, between Mobile Satellite Ventures LP and Alexander H. Good, which was filed as Exhibit 10.65 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.66	Employment Letter of Scott Macleod, dated January 9, 2006, which was filed as Exhibit 10.66 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.67	Executive Change of Control Agreement, dated as of January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.67 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.68	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.68 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.69	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended) Phantom Unit Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.69 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

10.70	SkyTerra Communication, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Annex III to the Company’s Definitive Proxy, filed June 23, 2006).

10.71	Restricted Stock Agreement, by and between Robert Lewis and the Company, dated January 11, 2007, which was filed as Exhibit 10.71 to the Company’s Annual Report on Form 10-K, filed on March 16, 2007 and is hereby incorporated herein by reference.

16.1	Letter of Deloitte & Touche LLP, dated May 4, 2006, which was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated May 4, 2006 and is hereby incorporated herein by reference.

21	Subsidiaries of the Company are MSV Investors Holdings, Inc., a Delaware corporation, MSV Rollup, LLC, a Delaware corporation, MSV Rollup Sub, LLC, a Delaware corporation, MSV Investors, LLC, a Delaware corporation, TMI Communications Delaware Limited Partnership, a Delaware limited partnership, and Mobile Satellite Ventures LP, a Delaware limited partnership.

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page)

99.1*	Form of Exchange Form for U.S. citizens

99.2*	Form of Exchange Form for Canadian residents

99.3*	Form of SkyTerra Option Agreement

99.4*	Form of Amended MSV Option

*	To be filed by amendment.